Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-177222

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

6.375% Senior Notes due 2024	$200,000,000	$25,760(1)

Guarantees of Senior Notes	—	(2)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $25,760.

(2)
In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees.

PROSPECTUS SUPPLEMENT
(To prospectus dated October 7, 2011)

$200,000,000

CLOUD PEAK ENERGY RESOURCES LLC
CLOUD PEAK ENERGY FINANCE CORP.

6.375% SENIOR NOTES DUE 2024

Interest Payable on March 15 and September 15

            We are offering $200,000,000 aggregate principal amount of 6.375% Senior Notes due 2024 (the "notes"). The notes will mature on March 15, 2024. We may redeem any of the notes on or after March 15, 2019 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. We may also redeem any of the notes at any time prior to March 15, 2019 at a price equal to 100% of the aggregate principal amount plus a make-whole premium and accrued and unpaid interest. In addition, prior to March 15, 2017, and following certain equity offerings we may redeem up to 35% of the aggregate principal amount of the notes at a price equal to 106.375% of the aggregate principal amount, plus accrued and unpaid interest.

            The notes will be guaranteed by our parent company, Cloud Peak Energy Inc., and all of our existing and future domestic restricted subsidiaries (other than the Co-issuer) that guarantee our debt under our credit agreement. The notes and the guarantees will be our and the guarantors' senior unsecured obligations, will rank equally in right of payment with our and the guarantors' existing and future senior indebtedness and will rank senior to all of our and the guarantors' future subordinated indebtedness. The notes and the guarantees will be effectively subordinated to our and the guarantors' existing and future secured indebtedness, including under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to all of the existing and future debt or other liabilities, including trade payables, of any of our subsidiaries or joint venture entities that do not guarantee the notes. For a more detailed description of the notes, see "Description of Notes" beginning on page S-16 of this prospectus supplement.

            Investing in the notes involves risk. You should carefully consider the risk factors beginning on page S-6 of this prospectus supplement before you make any investment in the notes.

	Per Note	Total
Public offering price(1)	100.00%	$200,000,000
Underwriting discount	1.94%	$3,880,000
Proceeds, before expenses, to us	98.06%	$196,120,000

(1)
Plus accrued interest, if any, from March 11, 2014.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The underwriters expect to deliver the notes to purchasers on or about March 11, 2014, which is the eighth business day following the date of this prospectus supplement (this settlement cycle being referred to as "T + 8"). Under Rule 15c6-1 of the Securities Exchange Act of 1934 trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade before the notes are delivered will be required, because the notes initially will settle in T + 8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade notes before their delivery, you should consult your own advisors.

Joint Book-Running Managers
Goldman, Sachs & Co.	RBC Capital Markets	J.P. Morgan
Credit Suisse	Deutsche Bank Securities	Credit Agricole CIB
Wells Fargo Securities
Senior Co-Managers
BB&T Capital Markets		Comerica Securities
PNC Capital Markets LLC		Stifel

February 27, 2014

Prospectus Supplement

Prospectus

          In making your investment decision, you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us or on our behalf or otherwise authorized by us and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not offering these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus, as well as the information previously filed with the Securities and Exchange Commission (the "SEC") that is incorporated by reference in this prospectus, is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement and the information incorporated by reference herein, which, among other things, describes the specific terms of this offering. The second part is the accompanying prospectus and the information incorporated by reference therein, which, among other things, gives more general information, some of which may not apply to this offering. Generally, when we refer to the prospectus we are referring to both this prospectus supplement and the accompanying prospectus. If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

          We refer to Cloud Peak Energy Inc. as "Holdings", Cloud Peak Energy Resources LLC as "CPE Resources" or the "Company" and Cloud Peak Energy Finance Corp. as the "Co-issuer". As used in this prospectus supplement, and unless otherwise indicated, "we", "us", and "our" and similar terms mean Holdings, CPE Resources and its subsidiaries.

          The information in this prospectus is accurate as of its date. You should not assume that the information contained in this prospectus is accurate as of any other date. Additional information about us, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to certain of our filings with the SEC. You are urged to read carefully this prospectus and the information incorporated by reference in this prospectus, including the risk factors and other cautionary statements described under the caption "Risk Factors" included elsewhere in this prospectus and in Item 1A of Part I of Holdings' and CPE Resources' combined Annual Report on Form 10-K for the year ended December 31, 2013 before investing in the notes. Please read "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), that registers the offer and sale of the notes and the related guarantees. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

          In addition, Holdings and CPE Resources file annual, quarterly and other reports and information with the SEC. You may read and copy any document Holdings or CPE Resources files with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its public reference room. Holdings' and CPE Resources' SEC filings also are available on the SEC's website at http://www.sec.gov.

INCORPORATION BY REFERENCE

          The SEC allows us to "incorporate by reference" the information Holdings and CPE Resources have filed with the SEC. This means that we can disclose important information to you without including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that Holdings and CPE Resources later provide to the SEC, and which is deemed to be "filed" with the SEC, automatically will update information previously filed with the SEC and may replace information in this prospectus.

          We incorporate by reference in this prospectus the documents listed below and any future filings made by Holdings and CPE Resources with the SEC under Sections 13(a), 13(c), 14 or 15(d)

S-ii

of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any information furnished and not filed pursuant to any Current Report on Form 8-K), until the termination of the offering under this prospectus:

  •
  Holdings' and CPE Resources' combined Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 14, 2014;

  •
  Holdings' and CPE Resources' combined Current Reports on Form 8-K filed on January 17, 2014, February 21, 2014 and February 25, 2014.

          These reports contain important information about us, our financial condition and our results of operations.

          We make available free of charge on or through our Internet website, www.cloudpeakenergy.com, Holdings' and CPE Resources' combined Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Holdings and CPE Resources electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.

          You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.cloudpeakenergy.com or by writing or calling us at the following address:

        Cloud Peak Energy Inc.
        385 Interlocken Crescent, Suite 400
        Broomfield, Colorado 80021
        Attention: General Counsel
        (720) 566-2900

FORWARD-LOOKING STATEMENTS

          Certain statements, other than statements of historical fact, included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain "forward-looking" statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "potential", "should", "will", "would", or similar words. You should read statements that contain these words carefully because they discuss our current plans, strategies, prospects, and expectations concerning our business, operating results, financial condition, and other similar matters. While we believe that these forward-looking statements are reasonable as and when made, there may be events in the future that we are not able to predict accurately or control, and there can be no assurance that future developments affecting our business will be those that we anticipate. Additionally, all statements concerning our expectations regarding future operating results are based on current forecasts for our existing operations and do not include the potential impact of any future acquisitions. The risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus, and the documents we have incorporated by reference provide examples of risks, uncertainties, and events that may cause our actual results to differ materially and adversely from the expectations we describe in our forward-looking statements. Additional factors or events that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them. You are cautioned not to

S-iii

place undue reliance on the forward-looking statements contained herein. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. The following factors are among those that may cause actual results to differ materially and adversely from our forward-looking statements:

  •
  the prices we receive for our coal and our ability to effectively execute our forward sales strategy;

  •
  competition with other producers of coal, including the impacts of currency exchange rate fluctuations and government energy and tax policies that make foreign coal producers more competitive for international transactions;

  •
  competition with natural gas and other non-coal energy resources, which may be increased as a result of energy and tax policies, regulations and subsidies or other government incentives that encourage or mandate use of alternative energy sources;

  •
  coal-fired power plant capacity, including the impact of environmental regulations, energy policies and other factors that may cause domestic and international electric utilities to phase out or close existing coal-fired power plants, reduce construction of any new coal-fired power plants, or reduce consumption of Powder River Basin ("PRB") coal;

  •
  market demand for domestic and foreign coal, electricity and steel;

  •
  our ability to maintain and grow our export sales;

  •
  railroad, export terminal and other transportation performance, costs and availability, including development of additional export terminal capacity and our ability to access additional capacity on commercially reasonable terms;

  •
  domestic and international economic conditions;

  •
  timing of reductions or increases in customer coal inventories;

  •
  weather conditions or weather-related damage that impacts demand for coal, our mining operations, our customers or transportation infrastructure;

  •
  risks inherent to surface coal mining;

  •
  our ability to successfully acquire coal and appropriate land access rights at attractive prices and in a timely manner and our ability to effectively resolve issues with conflicting mineral development that may impact our mine plans;

  •
  our ability to produce coal at existing and planned volumes and to effectively manage the costs of our operations;

  •
  our plans and objectives for future operations and the development of additional coal reserves, including risks associated with acquisitions;

  •
  the impact of current and future environmental, health, safety and other laws, regulations, treaties or governmental policies, or changes in interpretations thereof, and third-party regulatory challenges, including those affecting our coal mining operations or our customers' coal usage, carbon and other gaseous emissions or ash handling, or the logistics, transportation, or terminal industries, as well as related costs and liabilities;

  •
  the impact of required regulatory processes and approvals to lease and obtain permits for coal mining operations or to transport coal to domestic and foreign customers, including third-party legal challenges;

S-iv

  •
  any increases in rates or changes in regulatory interpretations or assessment methodologies with respect to royalties or severance and production taxes;

  •
  inaccurately estimating the costs or timing of our reclamation and mine closure obligations;

  •
  disruptions in delivery or increases in pricing from third-party vendors of raw materials and other consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel, and rubber;

  •
  our assumptions concerning coal reserve estimates;

  •
  our relationships with, and other conditions affecting, our customers (including our largest customers who account for a significant portion of our total revenue) and other counterparties, including economic conditions and the credit performance and credit risks associated with our customers and other counterparties, such as traders, brokers, and lenders under our credit agreement and financial institutions with whom we maintain accounts or enter hedging arrangements;

  •
  the results of our hedging strategies for commodities, including our current hedging programs for coal sales and diesel fuel costs;

  •
  the terms and restrictions of our indebtedness;

  •
  liquidity constraints, including those resulting from the cost or unavailability of financing due to credit market conditions or our compliance with the financial covenants in our debt agreements;

  •
  our assumptions regarding payments arising under our Tax Receivable Agreement with Rio Tinto Energy America Inc. (the "Tax Receivable Agreement") and other agreements related to the initial public offering of Holdings;

  •
  our liquidity, results of operations, and financial condition generally, including amounts of working capital that are available; and

  •
  other factors, including those discussed in "Risk Factors" and in Item 1A of Part 1 of Holdings' and CPE Resources' combined Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus supplement.

S-v

 PROSPECTUS SUPPLEMENT SUMMARY

Our Company

          We are one of the largest producers of coal in the U.S. and the PRB, based on our 2013 coal sales. We operate some of the safest mines in the coal industry. According to Mine Safety and Health Administration ("MSHA") data, in 2013, we had one of the lowest employee all injury incident rates among the largest U.S. coal producing companies. We currently operate solely in the PRB, the lowest cost region of the major coal producing regions in the U.S., where we operate three wholly-owned surface coal mines, the Antelope mine, the Cordero Rojo mine and the Spring Creek mine. We also have two major development projects, the Youngs Creek project and the Crow project and own a 50% non-operating interest in a fourth surface mine, the Decker mine. Our Antelope and Cordero Rojo mines are located in Wyoming and are two of the four largest coal mines in the U.S. Our Spring Creek mine is located in Montana.

          Our mines produce subbituminous thermal coal with low sulfur content, and we sell our coal primarily to domestic and foreign electric utilities. We do not produce any metallurgical coal. Thermal coal is primarily consumed by electric utilities and industrial consumers as fuel for electricity generation and steam output. In 2013, the coal we produced generated approximately 4% of the electricity produced in the U.S. In 2013, our logistics business was the largest U.S. exporter of thermal coal into South Korea. As of December 31, 2013, we controlled approximately 1.2 billion tons of proven and probable coal reserves.

          During 2013, approximately 83% of our total revenue attributable to our three owned and operated mines was derived from long-term supply contracts with a term of one year or greater and approximately 55% of our committed tons to customers that purchase coal directly from our mine sites was associated with contracts that had three years or more remaining on their term. As of January 31, 2014, we have committed to sell 84.3 million tons in 2014 from our three owned and operated mines. Of this committed 2014 production, 77 million tons are under fixed-price contracts with a weighted-average price of $13.18 per ton. As of January 31, 2014, we have committed to sell 47 million tons in 2015 from our three owned and operated mines. Of this committed 2015 production, 33 million tons are under fixed-price contracts with a weighted-average price of $13.61 per ton.

          Holdings, a Delaware corporation organized on July 31, 2008, is a holding company that manages its wholly-owned consolidated subsidiary CPE Resources, a Delaware limited liability company organized on August 19, 2008. Holdings has no business operations or material assets other than its ownership interest in CPE Resources. Holdings' only source of cash flow from operations is distributions from CPE Resources pursuant to the CPE Resources limited liability company agreement. Holdings also receives management fees pursuant to a management services agreement between it and CPE Resources as reimbursement of certain administrative expenses.

          The Co-issuer, a Delaware corporation organized on November 2, 2009, is a direct, wholly-owned subsidiary of CPE Resources and carries on no independent business other than acting as co-issuer or guarantor of certain indebtedness of CPE Resources.

          Our principal executive office is located at 505 S. Gillette Ave., Gillette, Wyoming 82716, and our telephone number at that address is (307) 687-6000. Our website is located at www.cloudpeakenergy.com. The information that is contained on, or is or becomes accessible through, our website is not part of this prospectus.

 Recent Developments

          Tender Offer.    Concurrently with this offering, we announced a fixed price tender offer for any and all of the $300 million outstanding principal amount of our 8.250% Senior Notes due 2017 (the "2017 Notes"). We have offered to purchase the 2017 Notes for cash equal to $1,016,50 per $1,000 principal amount of the 2017 Notes tendered, together with accrued and unpaid interest up to but not including the purchase date, plus a consent fee of $30.00 per $1,000 principal amount of 2017 Notes tendered before 5:00 p.m., New York City time, on March 10, 2014, unless extended by us. Our offer to purchase the 2017 Notes is being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated February 25, 2014. The tender offer and consent solicitation are conditioned upon our having obtained financing with terms satisfactory to us and in an amount not less than $200 million. However, to the extent that the net proceeds of this offering are insufficient to fund the tender offer and consent solicitation, we expect to use cash on hand to purchase the tendered 2017 Notes. The tender offer and consent solicitation are conditioned upon the receipt of consents from holders of a majority of the outstanding principal amount of the 2017 Notes to shorten to three business days the minimum notice period for optional redemption and to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the 2017 Notes. If fully subscribed by March 10, 2014, we expect that the tender offer and consent solicitation will cost approximately $314 million (including the consent fee but excluding accrued and unpaid interest of approximately $5.9 million). See "Use of Proceeds" and "Capitalization". There is no assurance that the tender offer, which is expected to be completed on March 24, 2014, will be subscribed for in any amount. In the event that our tender offer is not consummated or not all of the net proceeds are used to fund the tender offer and consent solicitation, we expect to use the remaining net proceeds from this offering and cash on hand to redeem any 2017 Notes that remain outstanding.

          New Credit Agreement.    On February 21, 2014, we entered into a new credit agreement with PNC Bank, National Association, as administrative agent, and a syndicate of lenders (the "New Credit Agreement"). The New Credit Agreement replaced our previous $500 million senior secured revolving credit facility agreement, dated June 3, 2011 (the "Prior Credit Agreement"). The New Credit Agreement provides us with a senior secured revolving credit facility, or revolving credit facility, with a capacity of up to $500 million that can be used to borrow funds or issue letters of credit. Subject to the satisfaction of certain conditions, we may elect to increase the size of the revolving credit facility and/or request the addition of one or more new tranches of term loans in a combined amount of up to the greater of (i) $200 million or (ii) EBITDA (which is defined in the New Credit Agreement) for the preceding four fiscal quarters. The New Credit Agreement provides us with the flexibility of designating a foreign restricted subsidiary as a borrower. Our obligations under the New Credit Agreement are secured by substantially all of our assets and substantially all of the assets of certain of our subsidiaries, subject to certain permitted liens and customary exceptions for similar coal financings. Our obligations under the New Credit Agreement are also supported by a guarantee by our domestic restricted subsidiaries. In connection with closing the offering of the notes, Holdings will be added as a guarantor under the New Credit Agreement. The revolving credit facility matures 180 days prior to the due date of our 2017 Notes, which is December 15, 2017; provided that if the 2017 Notes are refinanced or repaid in full, the revolving credit facility would then mature five years after the closing of the New Credit Agreement.

 The Offering

          The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled "Description of Notes" and the section in the accompanying prospectus entitled "Description of the Debt Securities".

Issuers	CPE Resources and the Co-issuer. CPE Resources is a wholly-owned subsidiary of Holdings. The Co-issuer is a wholly-owned subsidiary of CPE Resources and was incorporated in Delaware for the sole purpose of serving as co-obligor on certain indebtedness of CPE Resources. Investors in the notes should not expect the Co-issuer to have the ability to service the interest and principal obligations on the notes.
Securities Offered	$200,000,000 aggregate principal amount of 6.375% Senior Notes due 2024.
Maturity Date	March 15, 2024.
Interest	The notes will bear interest at the rate of 6.375% per annum, payable semi-annually in arrears, beginning on September 15, 2014.
Guarantees

The notes will be jointly and severally guaranteed by Holdings and all of our existing and future domestic restricted subsidiaries (other than the Co-issuer) that guarantee our debt under our credit agreement. None of our current joint venture entities, including the Decker coal mine and Venture Fuels Partnership, will guarantee the notes. See "Description of Notes — Guarantees".

Ranking	The notes and the guarantees will be the issuers' and the guarantors' senior unsecured obligations and will:
• rank equally in right of payment with the issuers' and the guarantors' respective existing and future senior debt;
• rank senior in right of payment to all of the issuers' and the guarantors' respective future subordinated debt;

•

be effectively subordinated to the issuers' and the guarantors' respective existing and future secured debt to the extent of the value of the assets securing such debt, including borrowings under our revolving credit facility; and

•

be structurally subordinated to all of the existing and future debt or other liabilities, including trade payables, of any of our subsidiaries or joint venture entities that do not guarantee the notes.

After giving effect to the offering of the notes and the application of the estimated net proceeds therefrom as set forth under "Capitalization" to fund our pending tender offer and consent solicitation for the 2017 Notes and assuming that all of our existing 2017 Notes are tendered for repurchase on March 11, 2014, the issuers and the guarantors would have had approximately $507.7 million of total debt outstanding on an as adjusted basis and $500 million available under our revolving credit facility, subject to the terms and conditions of the New Credit Agreement.

At December 31, 2013, the entities that will not guarantee the notes represented less than 4% of Holdings' consolidated assets and less than 10% of Holdings' consolidated liabilities, and for the year then ended, they represented less than 2% of Holdings' consolidated revenues. The notes and each note guaranty will be structurally subordinated to all of the existing and future debt or other liabilities, including trade payables, of any of our subsidiaries or joint venture entities that do not guarantee the notes.

Optional Redemption

The issuers may redeem all or part of the notes at the redemption prices set forth under "Description of Notes — Optional Redemption" on or after March 15, 2019, plus accrued and unpaid interest to the redemption date.

Prior to March 15, 2017, the issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 106.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, but in an amount not greater than the net cash proceeds of certain equity offerings.

In addition, prior to March 15, 2019, the issuers may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus a "make-whole" premium, plus accrued and unpaid interest to the redemption date.

Change of Control Offer

Upon the occurrence of certain change of control events, we will be required to offer to purchase each holder's notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the purchase date. For more details, see "Description of Notes — Certain Covenants — Repurchase of Notes Upon a Change of Control".

Certain Covenants	The indenture governing the notes will, among other things, limit Holdings' ability and the ability of its restricted subsidiaries (including CPE Resources) to:
• incur additional indebtedness and issue preferred equity;

• pay dividends or distributions;
• repurchase equity or repay subordinated indebtedness;
• make investments or certain other restricted payments;
• create liens to secure debt;
• sell assets;
• enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries;
• enter into transactions with affiliates; and
• consolidate, merge or transfer all or substantially all of our assets.

These covenants are subject to a number of important qualifications and exceptions. See "Description of Notes — Certain Covenants". Certain covenants will cease to apply to the notes if the notes achieve investment grade ratings from both Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Services ("Standard & Poor's") and no default has occurred and is continuing under the indenture. See "Description of Notes — Termination of Covenants".

Use of Proceeds

We expect to use the net proceeds from this offering to help fund our pending tender offer and consent solicitation for the 2017 Notes. In the event that our tender offer is not consummated or not all of the net proceeds are used to fund the tender offer and consent solicitation, we expect to use the remaining net proceeds from this offering and cash on hand to redeem any 2017 Notes that remain outstanding. See "Use of Proceeds".

Risk Factors

Investing in the notes involves substantial risk. You should carefully consider the risk factors set forth in the section entitled "Risk Factors" and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, prior to making an investment in the notes. See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus.

RISK FACTORS

          An investment in the notes involves risk. In addition to the risks described below, you should also carefully read all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement, including those risk factors in Item 1A of Part I of Holdings' and CPE Resources' combined Annual Report on Form 10-K for the year ended December 31, 2013, in evaluating an investment in the notes. If any of the described risks actually were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, our ability to fulfill our obligations under the notes could be materially affected and you could lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

          This prospectus supplement and documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read "Forward-Looking Statements".

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our results of operations and financial condition and prevent us from fulfilling our financial obligations.

          After giving effect to the offering of the notes and the application of the estimated net proceeds therefrom as set forth under "Capitalization" to fund our pending tender offer and consent solicitation for the 2017 Notes and assuming that all of our existing 2017 Notes are tendered for repurchase on March 11, 2014, the issuers and the guarantors would have had approximately $507.7 million of total debt outstanding on an as adjusted basis. We have a $500 million revolving credit facility and a $75 million accounts receivable securitization facility ("A/R Securitization Program"), each of which was undrawn as of the date hereof. At December 31, 2013, the A/R Securitization Program would have allowed for $40.2 million of additional borrowing capacity. See "Description of Other Indebtedness". We also have other significant obligations, including lease obligations related to our federal coal leases, surety bonds to secure the performance of our reclamation and mine closure obligations, take-or-pay agreements with export terminal companies and railroads and capital commitments for purchase of equipment and land.

          Our outstanding indebtedness could have important consequences to us, such as:

  •
  limiting our ability to obtain additional financing to fund growth, such as mergers and acquisitions, working capital, capital expenditures, debt service requirements, federal coal Lease by Application ("LBA") payments or other cash requirements;

  •
  requiring much of our cash flow to be dedicated to interest obligations and making it unavailable for other purposes;

  •
  with respect to any indebtedness under the revolving credit facility or other variable rate debt, exposing us to the risk of increased interest costs if the underlying interest rates rise on our variable rate debt;

  •
  limiting our ability to invest operating cash flow in our business (including to acquire new coal reserves, obtain new LBAs or make capital expenditures) due to debt service requirements;

  •
  causing us to need to sell assets and properties at an inopportune time;

  •
  limiting our ability to compete effectively with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

  •
  limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and general economic and market conditions; and

  •
  a downgrade in our credit ratings, which could increase the cost of further borrowings and negatively impact our available liquidity.

          In addition to incurrence covenants similar to those for the notes and our outstanding 2017 Notes and 2019 Notes, our revolving credit facility contains financial maintenance covenants, including maximum leverage and minimum interest coverage. As a cyclical business it may be difficult for us to comply with these financial covenants. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities.

          In addition to the principal repayments on outstanding debt, we have other demands on our cash resources, including significant maintenance and other capital expenditures, including LBAs, and operating expenses and required payments under the Tax Receivable Agreement. Our ability to make our required debt payments depends upon our operating performance. In particular, economic conditions could cause revenues to decline and hamper our ability to repay indebtedness. If we do not have enough cash to satisfy our debt service obligations, we may be required to refinance all or part of our debt, sell assets, limit certain capital expenditures, including LBAs, or reduce spending, or Holdings may be required to issue equity. We may not be able to, at any given time, refinance our debt or sell assets, and Holdings may not be able to, at any given time, issue equity, in either case on acceptable terms or at all.

          In addition, failure to comply with any of the covenants in our existing or future debt instruments could have serious consequences to our financial condition or result in a default under those debt instruments and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these debt instruments and to foreclose upon any collateral securing the debt. Furthermore, an event of default or an acceleration under one of our debt instruments could also cause a cross-default or cross-acceleration of another debt instrument or contractual obligation, which would adversely impact our liquidity. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes or under LBAs. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may not be granted waivers or amendments to these debt instruments if for any reason we are unable to comply with these debt instruments, and we may not be able to refinance our debt on terms acceptable to us, or at all.

In addition to our indebtedness following the completion of this offering, we may be able to incur substantially more debt. This could exacerbate the risks associated with our substantial indebtedness.

          The issuers and the guarantors may be able to incur substantially more debt in the future. Although the indenture governing the notes, the indenture governing the 2017 Notes and our $300 million 8.500% Senior Notes due 2019 (the "2019 Notes"), and our revolving credit facility contain or will contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. We are able to incur up to $500 million (subject to reduction by the amount of our letters of credit) in total indebtedness under our revolving credit facility, which would be effectively senior to the notes and the guarantees thereof to the extent of the value of the assets securing such indebtedness. We may also incur additional indebtedness under our A/R Securitization Program. Moreover, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new debt or new obligations are added to our current levels, the risks described above could substantially increase, and we may not be able to meet all of our debt obligations, including the repayment of the notes, in whole or in part.

The notes will be unsecured obligations and will effectively be subordinated to our secured debt to the extent of the value of our collateral.

          The notes will be the issuers' unsecured obligations. The issuers and the guarantors may incur other debt, which may be substantial in amount, and which may in certain circumstances be secured. The notes and the note guarantees will effectively be subordinated to all of the issuers' existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such debt, including under our revolving credit facility. Our obligations under our revolving credit facility are secured by a security interest in substantially all of our assets. We can incur additional secured debt under our indenture and the notes governed thereby. See "Description of Notes — Certain Covenants — Limitation on Liens".

          Because the notes will be unsecured obligations, your right of repayment may be compromised in the following situations:

  •
  we enter into bankruptcy, liquidation, reorganization or other winding-up;

  •
  there is a default in payment under any of our secured debt; or

  •
  there is an acceleration of any of our secured debt.

          If any of these events occurs, the secured lenders could foreclose on our assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture relating to the notes at such time. As a result, upon the occurrence of any of these events, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. Furthermore, the notes will be structurally subordinated to any obligations of our subsidiaries or joint venture entities that do not guarantee the notes.

          Holdings' future domestic subsidiaries will not guarantee the notes unless they guarantee debt of an issuer or a guarantor of the notes under our credit agreement. In the event of a bankruptcy, liquidation or reorganization of any future non-guarantor, claims of creditors of these non-guarantors, including trade creditors, secured creditors and creditors holding debt and guarantees issued by these entities, and claims of preferred stockholders (if any) of those entities generally will have priority with respect to the assets and earnings of those entities over the claims of our creditors, including holders of the notes. The notes and each note guaranty therefore will be structurally subordinated to all of the existing and future debt or other liabilities, including trade payables, of any of our subsidiaries or joint venture entities that do not guarantee the notes. At December 31, 2013, the entities that will not guarantee the notes represented less than 4% of Holdings' consolidated assets and less than 10% of Holdings' consolidated liabilities, and for the year then ended, they represented less than 2% of Holdings' consolidated revenues. Although the indenture will limit the incurrence of debt and disqualified stock or preferred stock of Holdings and its restricted subsidiaries (including CPE Resources), the limitation is subject to a number of significant exceptions and the amount incurred could nevertheless be substantial. In addition, the indenture will not impose any limitation on the incurrence by Holdings or its restricted subsidiaries of liabilities that are not considered debt, disqualified stock or preferred stock under the indenture.

To service our debt, we will require a significant amount of cash, which may not be available to us.

          Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs.

          We cannot assure you that we will be able to refinance any of our debt, including our revolving credit facility, on commercially reasonable terms or at all. In particular, our revolving credit facility matures prior to the maturity of the notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as the sale of assets, the sale of equity and/or negotiations with our lenders to restructure the applicable debt. Our revolving credit facility and the indenture governing the notes may restrict, or market or business conditions may limit, our ability to take some or all of these actions.

If we default on our obligations to pay our other indebtedness or other obligations, we may not be able to make payments on the notes.

          Any default under the agreements governing our indebtedness or other obligations, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal of and premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. In addition, a default under the agreements governing our indebtedness, including the indenture governing the notes, the indenture governing the 2017 Notes and the 2019 Notes, and our revolving credit facility, could result in a default and potential acceleration of our repayment obligations under the cross default provisions in those agreements. If an acceleration or cross default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on terms acceptable to us. As a result, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants in the applicable agreements.

          If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See "Description of Other Indebtedness — Revolving Credit Facility".

Fraudulent transfer statutes may limit your rights as a noteholder.

          Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

  •
  avoid all or a portion of our obligations to you;

  •
  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  •
  take other action detrimental to you, including invalidating the notes.

          In that event, we cannot assure you that you would ever be repaid.

          Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

            (1)     issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

            (2)     received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

              (a)     were insolvent or were rendered insolvent by reason of the issuance of the notes;

              (b)     were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

              (c)     intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

          Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

          Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

          Our obligations under the notes will be guaranteed by Holdings and all of our existing and future domestic restricted subsidiaries (other than the Co-issuer) that guarantee debt of an issuer or a guarantor of the notes under our credit agreement, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, avoid the liens, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture for the notes will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

Our debt agreements contain restrictions that will limit our flexibility in operating our business.

          The New Credit Agreement, the indenture governing our 2017 Notes and 2019 Notes, and the indenture governing the notes offered hereby contain or will contain, and any future indebtedness of ours will likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries ability to, among other things:

  •
  incur additional indebtedness and issue preferred equity;

  •
  pay dividends or distributions;

  •
  repurchase equity or repay subordinated indebtedness;

  •
  make investments or certain other restricted payments;

  •
  create liens to secure debt;

  •
  sell assets;

  •
  enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries;

  •
  enter into transactions with affiliates; and

  •
  consolidate, merge or transfer all or substantially all of our assets.

          In addition, the New Credit Agreement requires us to comply with a net cash interest expense coverage ratio and net secured leverage ratio. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We may be unable to repurchase notes in the event of a change of control.

          Upon the occurrence of certain kinds of change of control events, you will have the right, as a holder of the notes, to require us to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The holders of the 2017 Notes and the 2019 Notes have this right, and any holders of debt securities that we may issue in the future that rank equally in right of payment with the notes may also have this right. We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. Our failure to repurchase tendered notes or to make payments upon the exercise of the holders' option to require repurchase of the notes in the event of certain change of control events would constitute an event of default under the indenture governing the notes, which in turn would constitute a default under our revolving credit facility. In addition, the occurrence of a change of control would also constitute an event of default under our revolving credit facility. Any default under our revolving credit facility would result in a default under the indenture governing the notes if the lenders accelerate the debt under our revolving credit facility. Further, any future indebtedness we may incur may restrict our ability to repurchase the notes, including following a change of control event.

          In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of other indebtedness, would not constitute a change of control under the indenture governing the notes, although these types of transactions could affect our capital structure or credit ratings and the holders of the notes.

No public market exists for the notes. An active trading market may not develop for the notes, which may hinder your ability to liquidate your investment.

          The notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the notes on any national securities exchange or seek the admission of the notes for quotation through any automated interdealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so and may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for non-investment grade securities, prevailing interest rates and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes or that any market that may develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

          Even if a trading market for the notes does develop, you may not be able to sell your notes at a particular time, if at all, or you may not be able to obtain the price you desire for your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry.

          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities that are similar to the notes. Therefore, even if a trading market for the notes develops, it may be subject to disruptions and price volatility.

If the notes are rated investment grade at any time by both Standard & Poor's and Moody's, most of the restrictive covenants contained in the indenture governing the notes will be terminated.

          If, at any time, the credit rating on the notes, as determined by both Standard & Poor's and Moody's, equals or exceeds BBB- and Baa3, respectively, or any equivalent replacement ratings, we will no longer be subject to most of the restrictive covenants and certain events of default contained in the indenture governing the notes. As a result, you may have less contractual protection in the future under the indenture than you will at the time the notes are issued.

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

          Credit rating agencies continually revise their ratings for the companies that they follow, including us. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the future trading prices of the notes.

USE OF PROCEEDS

          We expect the net proceeds from this offering to be approximately $195 million, after deducting estimated fees and expenses (including underwriting discounts and commissions).

          We expect to use the net proceeds from this offering to help fund our pending tender offer and consent solicitation for the 2017 Notes. To the extent that the net proceeds of this offering are insufficient to fund the tender offer and consent solicitation, we expect to use cash on hand to purchase the tendered 2017 Notes. In the event that our tender offer is not consummated or not all of the net proceeds are used to fund the tender offer and consent solicitation, we expect to use the remaining net proceeds from this offering and cash on hand to redeem any 2017 Notes that remain outstanding. Assuming that all of our existing 2017 Notes are tendered for repurchase on March 11, 2014, we would use approximately $314 million (including consent fees but exclusive of accrued interest) to fund such tender offer and consent solicitation.

 RATIO OF EARNINGS TO FIXED CHARGES

          Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges, Holdings	1.6x	3.5x	3.0x	2.7x	11.9x
Ratio of earnings to fixed charges, CPE Resources.	1.7x	3.1x	3.3x	3.0x	11.9x

          For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations, (ii) interest expense, net, including the portion of rents representative of an interest factor, (iii) amortization of debt issue costs and capitalized interest, (iv) distributions from equity investments and (v) capitalized interest. Fixed charges consist of interest expense, net, amortization of debt issue costs, and the portions of rents representative of an interest factor.

CAPITALIZATION

          The following table sets forth Holdings' cash, cash equivalents and marketable securities and its capitalization as of December 31, 2013 and on an as adjusted basis to reflect the consummation of this offering and the application of the net proceeds as indicated in "Use of Proceeds".

          This table is unaudited and should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Holdings' historical financial statements and the notes thereto in its Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus.

	As of December 31, 2013
	Historical	As Adjusted
	(in thousands)
Cash, cash equivalents and marketable securities(1)	$312,320	$183,995

Total debt:
Revolving credit facility(2)	$—	$—
2017 Notes(3)	298,727	—
2019 Notes(3)	298,248	298,248
Senior Notes due 2024 offered hereunder	—	200,000
Capital leases (including current portion)	9,432	9,432

Total debt(4)	606,407	507,680
Total equity	1,002,049	987,952	(5)

Total capitalization	$1,608,456	$1,495,632

(1)
Reflects payment of $9.0 million of fees in connection with the termination of the Prior Credit Agreement and entry into the New Credit Agreement. Does not give effect to the payment of approximately $5.9 million of accrued but unpaid interest on the 2017 Notes payable in connection with the tender offer and consent solicitation for the 2017 Notes, which we expect to fund with cash on hand.

(2)
As of February 24, 2014, we had no outstanding borrowings under our New Credit Agreement, and no letters of credit had been issued thereunder, leaving $500 million of availability, subject to the terms and conditions of the New Credit Agreement.

(3)
Net of unamortized discount of approximately $1.3 million for the 2017 Notes and $1.8 million for the 2019 Notes.

(4)
Total debt includes current portion of long-term debt.

(5)
Reflects after-tax charges of $12.6 million associated with our pending tender offer and consent solicitation for the 2017 Notes, assuming all 2017 Notes are repurchased on March 11, 2014. Also reflects the write off of approximately $1.5 million (after tax) in unamortized debt issuance costs in connection with the termination of our Prior Credit Agreement on February 21, 2014.

DESCRIPTION OF NOTES

          In this "Description of Notes", the "Company" refers only to Cloud Peak Energy Resources LLC and any successor obligor, and not to any of its subsidiaries, "Co-issuer" refers to Cloud Peak Energy Finance Corp. and not to any of its subsidiaries, and "Issuers" refers to both of the Company and the Co-issuer. The term "notes" refers to the Issuers' notes being offered hereby. You can find the definitions of certain other terms used in this description under "— Certain Definitions".

          The Issuers will issue the notes under a base indenture, as amended and supplemented by a supplemental indenture (the "indenture"), among the Issuers, the Guarantors, and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). Only registered holders of notes will have rights under the indenture, and all references to "holders" in the following description are to registered holders of notes.

          The Issuers will be jointly and severally liable for all obligations under the notes. The Co-issuer is a Wholly Owned Subsidiary of the Company that was incorporated in Delaware in 2009 as a special purpose finance subsidiary to facilitate the offering of the 2017 Notes, the 2019 Notes and certain other debt securities of the Company. The Company believes that some prospective purchasers of the notes may be restricted in their ability to purchase debt securities of partnerships or LLCs such as the Company unless the securities are jointly issued by a corporation. The Co-issuer will not have any substantial operations or assets and will not have any revenues. Accordingly, you should not expect the Co-issuer to participate in servicing the principal and interest obligations on the notes.

          The following description, together with the "Description of the Debt Securities" included in the accompanying base prospectus, is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety because it, and not this description, will define the Issuers' obligations and your rights as holders of the notes. The following description supersedes the "Description of the Debt Securities" in the accompanying base prospectus to the extent it is inconsistent with such "Description of Debt Securities".

Basic Terms of the Notes

          The notes will be issued in an aggregate principal amount of $200,000,000 and will mature on March 15, 2024 and will be the unsecured unsubordinated obligations of the Issuers, ranking equally in right of payment with all existing and future unsubordinated obligations of the Issuers, including the 2019 Notes and any 2017 Notes that remain outstanding at the completion of the pending tender offer.

          The notes will bear interest commencing the date of issue at the rate shown on the cover of this prospectus supplement, payable semiannually on each March 15 and September 15, commencing September 15, 2014, to holders of record on the March 1 or September 1 immediately preceding the interest payment date. The notes will bear interest on overdue principal, and, to the extent lawful, pay interest on overdue interest, at 1% per annum higher than the rate otherwise applicable to the notes.

          Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Additional Notes

          Subject to the covenants described below, the Issuers may issue additional notes in an unlimited amount from time to time under the indenture having the same terms in all respects as the notes except that interest may not accrue on the additional notes from the Issue Date. The notes offered hereby and any additional notes subsequently issued would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters.

Guarantees

          On the Issue Date, the obligations of the Issuers pursuant to the notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on an unsecured basis, by the Parent Guarantor and each Domestic Restricted Subsidiary of the Company (other than the Co-issuer) that guarantees Debt of the Company under the Credit Agreement. If any Domestic Restricted Subsidiary of the Parent Guarantor (other than an Issuer) guarantees the Debt of an Issuer or a Guarantor under the Credit Agreement (including any newly acquired or created Restricted Subsidiary) after the Issue Date, the Domestic Restricted Subsidiary must provide a guarantee of the notes (each such guarantee, a "Note Guaranty"). See "— Certain Covenants — Note Guaranties by Restricted Subsidiaries".

          Each Note Guaranty will be limited to the maximum amount that would not render the Guarantor's obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor's obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guaranty. See "Risk Factors — Risks Relating to the Notes — Fraudulent transfer statutes may limit your rights as a noteholder".

          The Note Guaranty of the Parent Guarantor will terminate upon (i) a liquidation or dissolution of the Parent Guarantor so long as no Default occurs as a result thereof, (ii) the merger or consolidation of the Parent Guarantor into another Person in accordance with the covenant described below under "— Consolidation, Merger or Sale of Assets" or (iii) defeasance or discharge of the notes, as provided in "— Defeasance and Discharge".

          The Note Guaranty of a Subsidiary Guarantor will terminate upon

            (1)     a sale or other disposition (including by way of consolidation or merger or otherwise) of the Subsidiary Guarantor or the sale or other disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Parent Guarantor or a Restricted Subsidiary) otherwise permitted by the indenture,

            (2)     a disposition of the majority of the Capital Stock of the Subsidiary Guarantor to a third Person otherwise permitted by the indenture, after which the Subsidiary Guarantor is no longer a Restricted Subsidiary,

            (3)     upon a liquidation or dissolution of the Subsidiary Guarantor so long as no Default occurs as a result thereof,

            (4)     the designation by the Parent Guarantor in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary or the Guarantor otherwise ceases to be a Restricted Subsidiary in accordance with the indenture,

            (5)     defeasance or discharge of the notes, as provided in "— Defeasance and Discharge", or

            (6)     the release, other than the discharge through payment by the Subsidiary Guarantor, of all other Guarantees by such Restricted Subsidiary of Debt of either Issuer or another Guarantor under the Credit Agreement.

Ranking

          The notes and Note Guaranties will be general unsecured obligations of the Issuers and the Guarantors, respectively, and will rank senior in right of payment to all future Debt of the Issuers and the Guarantors, respectively, that is, by its terms, expressly subordinated in right of payment to the notes and the Note Guaranties, respectively, and will rank pari passu in right of payment with all existing and future Debt of the Issuers and the Guarantors, respectively, that is not so subordinated. The notes and the Note Guarantees will effectively rank junior to all secured debt of the Issuers and the Guarantors, respectively, to the extent of the value of the Collateral. Although the indenture will contain limitations on the amount of additional secured Debt that the Parent Guarantor and its Restricted Subsidiaries may incur, the amount of additional secured Debt could be substantial. See "Risk Factors — Risks Relating to the Notes — The notes will be unsecured obligations and will effectively be subordinated to our secured debt to the extent of the value of our collateral" and "Capitalization".

          None of the Company's current joint ventures (including Decker and Venture Fuels Partnership) or any future Foreign Subsidiaries of the Parent Guarantor are expected to Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor entities, claims of creditors of these non-guarantor entities, including trade creditors, secured creditors and creditors holding debt and guarantees issued by these entities, and claims of preferred stockholders (if any) of those entities generally will have priority with respect to the assets and earnings of those entities over the claims of creditors of the Company, including holders of the notes. The notes and each Note Guaranty therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such non-guarantor entities.

          Although the indenture will limit the Incurrence of Debt and Disqualified Stock by the Parent Guarantor or any Restricted Subsidiary and the Incurrence of Preferred Stock by Restricted Subsidiaries, the limitations will be subject to a number of significant exceptions and the amounts Incurred could nevertheless be substantial. Moreover, the indenture will not impose any limitation on the Incurrence by the Parent Guarantor or any Restricted Subsidiary of liabilities that are not considered Debt or Disqualified Stock or (in the case of any Restricted Subsidiary) Preferred Stock under the indenture. See "— Certain Covenants — Limitation on Debt and Disqualified Stock or Preferred Stock".

Optional Redemption

          Except as set forth in the next three paragraphs and the last paragraph of the covenant described below under "— Certain Covenants — Repurchase of Notes Upon a Change of Control", the notes will not be redeemable at the option of the Issuers.

          At any time prior to March 15, 2019, the Issuers may redeem the notes, in whole or in part, upon prior notice as described under "— Selection and Notice", by paying a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          At any time and from time to time on or after March 15, 2019, the Issuers may redeem the notes, in whole or in part, upon prior notice as described under "— Selection and Notice", at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

12-month period commencing March 15 in Year	Percentage
2019	103.188%
2020	102.125%
2021	101.063%
2022 and thereafter	100.000%

          At any time and from time to time prior to March 15, 2017, the Issuers may redeem up to 35% of the original aggregate principal amount of the notes issued under the Indenture (including any additional notes) at a redemption price equal to 106.375% of the principal amount plus accrued and unpaid interest to the redemption date, but in an aggregate principal amount not to exceed the net cash proceeds of one or more Equity Offerings, provided that

            (1)     in each case, the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

            (2)     not less than 65% of the aggregate principal amount of the notes originally issued under the indenture (including any additional notes) remains outstanding immediately thereafter.

Selection and Notice

          If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

            (1)     if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

            (2)     if the notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of global notes, the notes represented thereby will be selected in accordance with DTC's prescribed method).

          No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be given by first class mail (or electronically in the case of global notes) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that optional redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or discharge of the notes. Notices of redemption may not be conditional, except that any redemption described in the last paragraph under "— Optional Redemption" may, at the Issuers' discretion, be subject to completion of the related Equity Offering.

          If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder upon cancellation of the original note. Notes called for redemption without a condition precedent will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

No Mandatory Redemption or Sinking Fund

          There will be no mandatory redemption or sinking fund payments for the notes.

Termination of Covenants

          If at any time after the Issue Date that (i) the notes are rated Investment Grade by each of S&P and Moody's (or, if either (or both) of S&P and Moody's have been substituted in accordance with the definition of "Rating Agencies", by each of the then applicable Rating Agencies), (ii) no Default has occurred and is continuing under the indenture and (iii) the Issuers have delivered to the trustee an officers' certificate certifying to the foregoing provisions of this sentence, the Parent Guarantor and its Restricted Subsidiaries will no longer be subject to the covenants in the indenture specifically listed under the following captions in this "Description of Notes" section of this prospectus supplement:

            (1)     "— Certain Covenants — Limitation on Debt and Disqualified Stock or Preferred Stock";

            (2)     "— Certain Covenants — Limitation on Restricted Payments";

            (3)     "— Certain Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

            (4)     "— Certain Covenants — Limitation on Asset Sales";

            (5)     "— Certain Covenants — Limitation on Transactions with Affiliates"; and

            (6)     clause (a)(3) of "— Consolidation, Merger or Sale of Assets — The Company".

          If the covenants are terminated, the Parent Guarantor may not thereafter designate any Restricted Subsidiary as an Unrestricted Subsidiary. There can be no assurance that the notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Certain Covenants

          The indenture will contain covenants including, among others, the following:

  Limitation on Debt and Disqualified Stock or Preferred Stock

          (a)     The Parent Guarantor

            (1)     will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt or Disqualified Stock; and

            (2)     will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries held by the Parent Guarantor or a Restricted Subsidiary, so long as it is so held);

provided that the Parent Guarantor or any Restricted Subsidiary may Incur Debt (including Acquired Debt) or Disqualified Stock and any Restricted Subsidiary may Incur Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0:1.0 (the "Fixed Charge Coverage Ratio Test"); provided that the maximum aggregate principal amount of Debt, Disqualified Stock or Preferred Stock that Restricted Subsidiaries that are neither Issuers nor Guarantors may incur under this paragraph (a) is $10.0 million outstanding at any time.

          (b)     Notwithstanding the foregoing, the Parent Guarantor and, to the extent provided below, any Restricted Subsidiary may Incur the following ("Permitted Debt"):

            (1)     Debt of the Parent Guarantor or any of its Restricted Subsidiaries pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed the greater of (i) $700.0 million and (ii) 35% of Consolidated Net Tangible Assets;

            (2)     Debt of the Parent Guarantor or any Restricted Subsidiary owed to the Parent Guarantor or any Restricted Subsidiary so long as such Debt continues to be owed to the Parent Guarantor or a Restricted Subsidiary and which, if the obligor is an Issuer or a Guarantor and if the Debt is owed to a Restricted Subsidiary that is neither an Issuer nor a Guarantor, is subordinated in right of payment to the notes;

            (3)     Debt of the Issuers pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guaranty of the notes (including additional notes);

            (4)     Debt constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, "refinance") then outstanding Debt ("Permitted Refinancing Debt") in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

              (A)    in case the Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,

              (B)    the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced,

              (C)    in no event may Debt of an Issuer or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is neither a Guarantor nor an Issuer; and

              (D)    Debt Incurred pursuant to clauses (1), (2), (5), (6), (7) and (11) through (18) may not be refinanced pursuant to this clause but Debt incurred pursuant to clause (a) or any other clause of this paragraph (b) may be refinanced under this clause;

            (5)     Permitted Hedging Agreements of the Parent Guarantor or any Restricted Subsidiary;

            (6)     Debt of the Parent Guarantor or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

            (7)     Debt arising from agreements of the Parent Guarantor or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

            (8)     Acquired Debt, provided that after giving effect to the Incurrence thereof on a pro forma basis, either (a) the Parent Guarantor (or the Successor Company, as applicable) could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test or (b) the Fixed Charge Coverage Ratio of the Parent Guarantor (or the Successor Company, as applicable) and its Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such Incurrence;

            (9)     Debt of the Parent Guarantor or any Restricted Subsidiary (other than any Debt incurred pursuant to clauses (1) and (3) above) outstanding on the Issue Date (and, for purposes of clause (4)(D), not otherwise constituting Permitted Debt);

            (10)   Debt of the Parent Guarantor or any Restricted Subsidiary (A) in existence on the date any Person becomes a Restricted Subsidiary as a result of an acquisition by the Parent Guarantor or any of its other Restricted Subsidiaries or (B) Incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof; provided that the aggregate principal amount at any time outstanding of any Debt Incurred pursuant to this clause, including all Permitted Refinancing Debt Incurred to refund, refinance or replace any Debt Incurred pursuant to this clause (10), may not exceed the greater of (x) $150.0 million or (y) 8% of Consolidated Net Tangible Assets;

            (11)   Debt of the Issuers or any Guarantor consisting of Guarantees (or co-issuances in the case of the Co-issuer) of Debt of the Issuers or any Guarantor otherwise permitted under this covenant;

            (12)   Preferred Stock of a Restricted Subsidiary issued to the Parent Guarantor or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Preferred Stock (except to the Parent Guarantor or another Restricted Subsidiary) shall be deemed, in each case, to be an issue of Preferred Stock;

            (13)   Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

            (14)   any Permitted Receivables Financing in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100.0 million or (y) 5% of Consolidated Net Tangible Assets;

            (15)   Debt Incurred by any Foreign Subsidiary for general corporate purposes in an aggregate principal amount not to exceed, at any one time outstanding and together with any other Debt incurred under this clause (15), $10.0 million;

            (16)   Debt of the Parent Guarantor or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements;

            (17)   Debt of the Parent Guarantor or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $150.0 million and (y) 8% of Consolidated Net Tangible Assets; and

            (18)   Guarantees by the Parent Guarantor or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of Equity Interests of the Parent Guarantor by any such person in an aggregate principal amount not to exceed $2.5 million at any one time outstanding.

          For purposes of determining compliance with this covenant, in the event that an item of Debt or Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above or is entitled to be incurred pursuant to paragraph (a) of this covenant, the Parent Guarantor shall, in its sole discretion, classify such item in any manner that complies with this covenant, and such Debt or Disqualified Stock or Preferred

Stock will be treated as having been Incurred pursuant to the clauses of Permitted Debt or paragraph (a) hereof, as the case may be, designated by the Parent Guarantor, and from time to time may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this covenant at any time, including pursuant to clause (a); provided that Debt under the Credit Agreement outstanding on the Issue Date shall be deemed at all times to be Incurred under clause (1) of Permitted Debt.

          Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, Disqualified Stock or Preferred Stock of the same class will not be deemed to be an Incurrence of Debt, Disqualified Stock or Preferred Stock for purposes of this covenant but will be included in subsequent calculations of the amount of outstanding Debt for purposes of Incurring future Debt; provided that such accrual, accretion, amortization or payment is included in the calculation of Fixed Charges to the extent specified in the definition of such term. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent Guarantor or any Restricted Subsidiary may Incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of the Parent Guarantor or any of its Restricted Subsidiaries as Indebtedness will not be deemed an Incurrence of Indebtedness for purposes of this covenant.

          Neither the Issuers nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of the Issuers or the Guarantor unless such Debt is also subordinated in right of payment to the notes or the relevant Note Guaranty on substantially identical terms.

Limitation on Restricted Payments

          (a)     The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively "Restricted Payments":

            (1)     declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Parent Guarantor's Qualified Equity Interests) held by Persons other than the Parent Guarantor or any of its Restricted Subsidiaries;

            (2)     purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Parent Guarantor held by Persons other than the Parent Guarantor or any of its Restricted Subsidiaries;

            (3)     repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt (other than a payment of interest or principal at Stated Maturity thereof or the redemption, repurchase or other acquisition or retirement for value of any Subordinated Debt in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

            (4)     make any Investment other than a Permitted Investment (a "Restricted Investment');

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

            (1)     no Default has occurred and is continuing,

            (2)     the Parent Guarantor could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test, and

            (3)     the aggregate amount expended for all Restricted Payments made on or after the Prior Issue Date would not, subject to paragraph (c), exceed the sum of

              (A)    50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter in which the Prior Issue Date occurred and ending on the last day of the Parent Guarantor's most recently completed fiscal quarter for which internal financial statements are available, plus

              (B)    subject to paragraph (c), the aggregate net proceeds, including cash proceeds and the Fair Market Value of property other than cash, received by the Parent Guarantor (other than from a Subsidiary) after the Prior Issue Date

                      (i)  from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Parent Guarantor, or

                     (ii)  as a contribution to its common equity, plus

              (C)    an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

                  (x)     the cash return, after the Prior Issue Date, on Restricted Investments in an Unrestricted Subsidiary made after the Prior Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

                  (y)     the portion (proportionate to the Parent Guarantor's equity interest in such Subsidiary) of the Fair Market Value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments made after the Prior Issue Date by the Parent Guarantor and its Restricted Subsidiaries in such Unrestricted Subsidiary, plus

              (D)    the cash return, after the Prior Issue Date, on any other Restricted Investment made after the Prior Issue Date, as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Restricted Investment so made; plus

              (E)    any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Parent Guarantor or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

          As of December 31, 2013, the aggregate amount of availability for Restricted Payments pursuant to the foregoing provisions was approximately $283 million. The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value, on the date of the Restricted Payment, of the assets or securities proposed to be transferred or issued to or by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date.

          (b)     The foregoing will not prohibit:

            (1)     the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

            (2)     dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Parent Guarantor, to all holders of any class of Equity Interests of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Parent Guarantor;

            (3)     the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

            (4)     the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Parent Guarantor in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Parent Guarantor or of a contribution to the common equity of the Parent Guarantor, including a contribution of the Capital Stock of the Parent Guarantor;

            (5)     the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt in exchange for, or out of the proceeds of, a cash or non-cash contribution to the capital of the Parent Guarantor or a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Parent Guarantor;

            (6)     any Investment acquired as a capital contribution to the Parent Guarantor, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Equity Interests of the Parent Guarantor;

            (7)     amounts paid to the Parent Guarantor for the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Parent Guarantor held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members), of the Parent Guarantor or any of its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued, and Investments in the Equity Interests of the Parent Guarantor in connection with certain purchases or redemptions of Equity Interests held by officers, directors and employees or any employee pension benefit plan of a type specified in the indenture; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5.0 million;

            (8)     the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Debt or Disqualified Stock at a purchase price not greater than 101% of the principal amount or liquidation preference thereof in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than in the covenant described below under "— Repurchase of Notes Upon a Change of Control" or (y) an asset sale pursuant to a provision no more favorable to the holders thereof than in the covenant described below under "— Limitation on Asset Sales", provided that, in each case, prior to the repurchase the Company has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the Offer to Purchase; and

            (9)     payments of dividends on the Parent Guarantor's Common Stock or purchases by the Parent Guarantor of its Common Stock, in an aggregate amount in any year not to exceed the product of (x) 2.5%, (y) the average price of the Parent Guarantor's Common Stock over the calendar year immediately preceding the date of such dividend or purchase, as applicable (adjusted appropriately to reflect subsequent stock splits, subdivisions and reclassifications) and (z) the number of shares of the Parent Guarantor's Common Stock outstanding on the last Business Day of such preceding calendar year;

            (10)   cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such grant or award; and

            (11)   Restricted Payments in an aggregate amount not to exceed $30.0 million since the Prior Issue Date;

provided that, in the case of clauses (7), (8), (9) and (11), no Default has occurred and is continuing or would occur as a result thereof.

          (c)     Proceeds of the issuance of Qualified Equity Interests will be included under subclause (B) of clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (2), (3), (4), (5) or (6) will not be included in making the calculations under any of subclauses (A)-(E) of clause (3) of paragraph (a).

          For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this covenant or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (11) above or one or more clauses of the definition of Permitted Investments, the Parent Guarantor shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Limitation on Liens

          The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure any Debt other than Permitted Liens, without effectively providing that the notes or the relevant Note Guaranty, as the case may be, is secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes or such Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

          (a)     Except as provided in paragraph (b), the Parent Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

            (1)     pay dividends or make any other distributions on its Equity Interests to the Parent Guarantor or any other Restricted Subsidiary,

            (2)     pay any Debt owed to the Parent Guarantor or any other Restricted Subsidiary,

            (3)     make loans or advances to the Parent Guarantor or any other Restricted Subsidiary, or

            (4)     transfer any of its property or assets to the Parent Guarantor or any other Restricted Subsidiary.

          (b)     The provisions of paragraph (a) do not apply to any encumbrances or restrictions:

            (1)     existing on the Issue Date in the Credit Agreement, the indenture or any other agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

            (2)     existing pursuant to the indenture, the notes or the Note Guaranty;

            (3)     existing under or by reason of applicable law, rule, regulation or order;

            (4)     existing under any agreements or other instruments of, or with respect to

              (A)    any Person, or the property or assets of any Person, at the time the Person is acquired by the Parent Guarantor or any Restricted Subsidiary, or

              (B)    any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

  which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

            (5)     of the type described in clause (a)(4) arising or agreed to (i) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (ii) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person or (iii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Parent Guarantor or any Restricted Subsidiary;

            (6)     with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Restricted Subsidiary pending closing of such sale or disposition that is permitted by the indenture;

            (7)     consisting of customary restrictions pursuant to any Permitted Receivables Financing;

            (8)     existing pursuant to Permitted Refinancing Debt; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Debt are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Debt being refinanced;

            (9)     consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;

            (10)   existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Capital Leases or operating leases or Specified Coal Agreements or Mining Leases that impose encumbrances or restrictions discussed in clause (a)(4) above on the property so acquired or covered thereby;

            (11)   existing pursuant to any Debt Incurred by, or other agreement of, a Foreign Subsidiary, which encumbrances or restrictions are customary for a financing or agreement of such type;

            (12)   existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction; or

            (13)   existing pursuant to any agreement or instrument relating to any Debt permitted to be Incurred subsequent to the Issue Date by the covenant described above under "— Limitation on Debt and Disqualified Stock and Preferred Stock" (A) if the encumbrances and restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances and restrictions contained in the Credit Agreement in effect as of the Issue Date (as determined in good faith by the Parent Guarantor) or (B) such encumbrances and restrictions are, taken as a whole, no less favorable in any material respect to the noteholders than is customary in comparable financings (as determined in good faith by the Parent Guarantor), and the Parent Guarantor determines in good faith that such encumbrances and restrictions will not materially affect the Company's ability to make principal or interest payments on the notes as and when they become due.

Note Guaranties by Restricted Subsidiaries

          If and for so long as any Domestic Restricted Subsidiary of the Parent Guarantor (other than an Issuer), directly or indirectly, Guarantees any Debt of an Issuer or a Guarantor under the Credit Agreement, such Domestic Restricted Subsidiary shall provide a Note Guaranty within 15 days, and, if the guaranteed Debt is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guaranty to at least the extent that the guaranteed Debt is subordinated to the notes.

Repurchase of Notes Upon a Change of Control

          Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase (as defined below) all outstanding notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the notes pursuant to this covenant in the event that (i) prior to the requirement to commence the Offer to Purchase the Company has given the notice to exercise its right to redeem all the notes under the terms described in "— Optional Redemption" and redeemed the notes in accordance with such notice or (ii) a third party makes the Offer to Purchase in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by the Company and purchases all notes properly tendered and not withdrawn under the offer.

          An "Offer to Purchase" must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the "expiration date") not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the "purchase date") not more than five Business Days after the expiration date. The offer must include information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer. If the Offer to Purchase is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control.

          A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount and in a minimum of $2,000 principal amount. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the notes pursuant to an Offer to Purchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions in the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such conflict.

          Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if our Board of Directors initially opposed the directors.

          The Credit Agreement also provides that the occurrence of certain change of control events with respect to the Company or the Parent Guarantor would constitute a default thereunder.

          Future debt of the Issuers may prohibit the Company from purchasing notes in the event of a Change of Control, provide that a Change of Control is a default or require the Company to repurchase the notes upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Company to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Issuers.

          Finally, the Company's ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See "Risk Factors — Risks Relating to the Notes — We may be unable to repurchase notes in the event of a change of control".

          Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holder of the notes to require that the Issuer purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

          The provisions under the indenture relating to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described below in "— Amendments and Waivers".

          In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept an Offer to Purchase and the Company (or the third party making the Offer to Purchase in lieu of the Company) purchases all of the notes held by such holders, the Issuers will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following the purchase pursuant to the Offer to Purchase described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Offer to Purchase payment price plus accrued and unpaid interest on the notes redeemed to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Limitation on Asset Sales

          The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

            (1)     The Asset Sale is for at least Fair Market Value.

            (2)     At least 75% of the aggregate consideration received by the Parent Guarantor or its Restricted Subsidiaries for such Asset Sale and all other Asset Sales since the Issue Date consists of cash or Cash Equivalents.

  For purposes of this clause (2):

              (a)     the assumption by the purchaser of Debt or other obligations or liabilities (as shown on the Parent Guarantor's most recent balance sheet or in the footnotes thereto) (other than Subordinated Debt or other obligations or liabilities subordinated in right of payment to the notes) of the Parent Guarantor or a Restricted Subsidiary pursuant to operation of law or a customary novation or assumption agreement,

              (b)     Additional Assets,

              (c)     instruments, notes, securities or other obligations received by the Parent Guarantor or such Restricted Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Parent Guarantor or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received, and

              (d)     any Designated Non-cash Consideration received by the Parent Guarantor or such Restricted Subsidiary in the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 1.0% of the Parent Guarantor's Consolidated Net Tangible Assets at the time of receipt of such outstanding Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall in each case be considered cash or Cash Equivalents.

            (3)     Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

              (A)    to permanently repay secured Debt of the Company or a Guarantor or any Debt of a Restricted Subsidiary that is neither the Issuer nor a Guarantor owing to a Person other than the Parent Guarantor or a Restricted Subsidiary and, in the case of a revolving credit, permanently reduce the commitments thereunder by such amount, or

              (B)    to acquire Additional Assets or to make capital expenditures in a Permitted Business.

  A binding commitment to make an acquisition referred to in clause (B) shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided that (x) such investment is consummated within 360 days after the earlier of the making of such commitment and the end of the 360-day period referred to in the first sentence of this clause (3) (it being understood that if such commitment is for an LBA, LBM or any other purchase, lease or other arrangement for mineral or surface rights, the Net Cash Proceeds need only be applied as and when installments are due and payable) and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Cash Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

            (4)     The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 360 days of the Asset Sale constitute "Excess Proceeds". Excess Proceeds of less than $25.0 million will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds such amount, the Company must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

              (A)    accumulated Excess Proceeds, multiplied by

              (B)    a fraction (x) the numerator of which is equal to the outstanding aggregate principal amount of the notes and (y) the denominator of which is equal to the outstanding aggregate principal amount of the notes and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount (and in a minimum amount of $2,000) will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the notes pursuant to an Offer to Purchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions in the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Limitation on Transactions with Affiliates

          (a)     The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Parent Guarantor or any Restricted Subsidiary (a "Related Party Transaction") involving aggregate consideration in excess of $2.0 million, unless the Related Party Transaction is on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Parent Guarantor) to the Parent Guarantor or the relevant Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Parent Guarantor.

          (b)     Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution.

          (c)     The foregoing paragraphs do not apply to:

            (1)     any transaction between the Parent Guarantor and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Parent Guarantor;

            (2)     the payment of reasonable and customary regular fees to directors of the Company or the Parent Guarantor who are not employees of the Company or the Parent Guarantor;

            (3)     any Permitted Investment or any Restricted Payment permitted under the covenant described above under "— Limitation on Restricted Payments";

            (4)     any issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent Guarantor;

            (5)     loans or advances to officers, directors or employees of the Company or the Parent Guarantor in the ordinary course of business of the Parent Guarantor or its Restricted Subsidiaries or Guarantees in respect thereof or otherwise made on their behalf (including payment on such Guarantees) but only to the extent permitted by applicable law, including the Sarbanes-Oxley Act of 2002;

            (6)     any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Parent Guarantor or any of its Restricted Subsidiaries with officers and employees of the Parent Guarantor or any of its Restricted Subsidiaries that are Affiliates of the Parent Guarantor and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;

            (7)     transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Parent Guarantor, as determined in good faith by the Parent Guarantor;

            (8)     transactions arising under any contract, agreement, instrument or other arrangement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Parent Guarantor and its Restricted Subsidiaries than those in effect on the Issue Date;

            (9)     transactions entered into as part of a Permitted Receivables Financing;

            (10)   transactions with any Affiliate in its capacity as a holder of Debt or Equity Interests; provided that such Affiliate owns less than a majority of the interests of the relevant class and is treated the same as other holders; and

            (11)   payments to or from, and transactions with, any joint ventures or similar arrangements (including, without limitation, any cash management activities relating thereto); provided that such arrangements are on terms no less favorable to the Parent Guarantor and its Restricted Subsidiaries, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered in by the Parent Guarantor and its Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand.

Designation of Restricted and Unrestricted Subsidiaries

          (a)     The Parent Guarantor may designate any Subsidiary, including a newly acquired or created Subsidiary (other than the Company or the Co-issuer), to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

            (1)     Such Subsidiary does not own any Capital Stock of the Parent Guarantor or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Parent Guarantor or any Restricted Subsidiary.

            (2)     At the time of the designation, the designation would be permitted under the covenant described above under "— Limitation on Restricted Payments".

            (3)     To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Parent Guarantor or any Restricted Subsidiary is permitted under the covenants described above under "— Limitation on Debt and Disqualified Stock or Preferred Stock" and "— Limitation on Restricted Payments".

            (4)     The Subsidiary is not party to any transaction or arrangement with the Parent Guarantor or any Restricted Subsidiary that would not be permitted under the covenant described above under "— Limitation on Transactions with Affiliates" after giving effect to the exceptions thereto.

            (5)     Neither the Parent Guarantor nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by covenants described above under "— Limitation on Debt and Disqualified Stock or Preferred Stock" and "— Limitation on Restricted Payments".

  Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

          (b)     (1) A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

            (2)     The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

          (c)     Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

            (1)     all existing Investments of the Parent Guarantor and the Restricted Subsidiaries therein (valued at the Parent Guarantor's proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time;

            (2)     all existing Capital Stock or Debt of the Parent Guarantor or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Parent Guarantor or a Restricted Subsidiary held by it will be deemed incurred at that time;

            (3)     all existing transactions between it and the Parent Guarantor or any Restricted Subsidiary will be deemed entered into at that time;

            (4)     it shall be released at that time from its Note Guaranty, if any; and

            (5)     it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

          (d)     Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

            (1)     all of its Debt and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of the covenant described above under "— Limitation on Debt and Disqualified Stock or Preferred Stock", but will not be considered the sale or issuance of Equity Interests for purposes of the covenant described above under "— Limitation on Asset Sales";

            (2)     Investments therein previously charged under the covenant described above under "— Limitation on Restricted Payments" will be credited thereunder;

            (3)     it may be required to issue a Note Guaranty pursuant to the covenant described above under "— Note Guaranties by Restricted Subsidiaries"; and

            (4)     it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

          (e)     Any designation by the Parent Guarantor of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing provisions.

Financial Reports

          Whether or not the Parent Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding the Parent Guarantor must provide the trustee and noteholders (or make available on EDGAR) within the time periods specified in those sections with

            (1)     all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Parent Guarantor were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition

  and Results of Operations" and, with respect to annual information only, a report thereon by the Parent Guarantor's certified independent accountants, and

            (2)     all current reports that would be required to be filed with the Commission on Form 8-K if the Parent Guarantor were required to file such reports.

          Delivery of such reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including either of the Issuers' or any other Person's compliance with any of its covenants under the indenture or the notes (as to which the trustee is entitled to rely exclusively on an officers' certificate).

          Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by this covenant shall be deemed cured (and the Parent Guarantor shall be deemed to be in compliance with this covenant) upon furnishing or filing such information or report as contemplated by this covenant (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the holders described below under "— Default and Remedies" if principal and interest have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Reports to Trustee

          The Issuers will deliver to the trustee:

            (1)     within 120 days after the end of each fiscal year an officers' certificate stating that the Issuers have fulfilled their obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

            (2)     within 30 days after either Issuer becomes aware of the occurrence of a Default, a written notice setting forth the details of the Default, and (unless such Default has already been cured) the action which such Issuer proposes to take with respect thereto.

  Limitation on Business Activities of the Co-issuer

          The Co-issuer may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that it may be a co-obligor with respect to the notes or any other Debt issued by the Company, and may engage in any activities directly related thereto or necessary in connection therewith. The Co-issuer shall be a Wholly Owned Subsidiary of the Company at all times.

Consolidation, Merger or Sale of Assets

  The Company and the Parent Guarantor

          (a)     Neither the Company nor the Parent Guarantor will

            (1)     consolidate or merge with or into any Person, or

            (2)     sell, convey, transfer, or otherwise dispose of all or substantially all of the its assets, in one transaction or a series of related transactions, to any Person unless

              (A)    either (x) the Company or the Parent Guarantor, as applicable, is the continuing Person or (y) the resulting, surviving or transferee Person (the "Surviving Company") is a corporation, partnership (including a limited partnership), trust or limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of its predecessor under the indenture, the notes and the Note Guaranties, as applicable;

              (B)    immediately after giving effect to the transaction, no Default has occurred and is continuing;

              (C)    immediately after giving effect to the transaction on a pro forma basis, the Parent Guarantor (or the Surviving Company, as applicable) (i) could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test or (ii) would have a Fixed Charge Coverage Ratio on a pro forma basis that is at least equal to the Fixed Charge Coverage Ratio of the Parent Guarantor immediately prior to such transaction; and

              (D)    the Parent Guarantor delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (B) and (C) do not apply (i) to the consolidation, merger, sale, conveyance, transfer or other disposition of either the Company or the Parent Guarantor with or into a Wholly Owned Restricted Subsidiary or the consolidation, merger, sale, conveyance, transfer or other disposition of a Wholly Owned Restricted Subsidiary with or into either the Company or the Parent Guarantor or (ii) if, in the good faith determination of the Board of Directors of the Parent Guarantor, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of formation or incorporation of the Company or the Parent Guarantor, as applicable.

          (b)     Neither the Company nor the Parent Guarantor shall lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

          (c)     Upon the consummation of any transaction effected in accordance with these provisions, if the Company or the Parent Guarantor, as applicable, is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or the Parent Guarantor, as applicable, under the indenture, the notes and the Note Guaranties, as applicable, with the same effect as if such Successor Company had been named as the Company or the Parent Guarantor, as applicable, in the Indenture. Upon any such substitution in the case of the Company, except for its sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under the indenture and the notes, and, upon any such substitution in the case of the Parent Guarantor, it will be released from its obligations under the indenture and its Note Guaranty as described above under "— Guarantees".

  Co-Issuer

          The Co-issuer shall not consolidate or merge with or into any Person, or permit any Person to merge with or into the Co-issuer unless:

            (1)     concurrently therewith, a corporate Wholly Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (which may be the continuing Person as a result of such transaction) shall expressly assume, by a supplemental indenture (or other joinder agreement, as applicable), all of the obligations of the Co-issuer under the indenture and the notes; or

            (2)     after giving effect thereto, at least one obligor on the notes shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof; and

            (3)     immediately after such transaction, no Default has occurred and is continuing.

  Subsidiary Guarantors

          No Subsidiary Guarantor may

            (a)     consolidate or merge with or into any Person, or

            (b)     sell, convey, transfer or otherwise dispose of all or substantially all of the Subsidiary Guarantor's assets, in one transaction or a series of related transactions, to any Person,

unless

            (1)     the other Person is the Parent Guarantor, the Company or any Restricted Subsidiary that is Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

            (2)     (A) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Subsidiary Guarantor under its Note Guaranty; and

            (B)    immediately after giving effect to the transaction, no Default has occurred and is continuing; or

            (3)     the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Parent Guarantor or a Restricted Subsidiary) otherwise permitted by the indenture.

Default and Remedies

  Events of Default

          An "Event of Default" occurs with respect to the notes if:

            (1)     the Issuers default in the payment of the principal of any note when the same becomes due and payable at final maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

            (2)     the Issuers default in the payment of interest on any note when the same becomes due and payable, and the default continues for a period of 30 days;

            (3)     the Company fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to the covenant described above under "— Certain Covenants — Repurchase of Notes Upon a Change of Control" or the Issuers or any Guarantor fails to comply with the covenant described above under "— Consolidation, Merger or Sale of Assets";

            (4)     the Issuers or the Parent Guarantor defaults in the performance of or breach any other of its covenants or agreements in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 consecutive days (or 90 consecutive days in the case of a failure to comply with the reporting obligations described under the caption "— Certain Covenants — Financial Reports") after written notice to the Issuers by the trustee or to the Issuers and the trustee by the holders of 25% or more in aggregate principal amount of the notes;

            (5)     there occurs with respect to any Debt of the Parent Guarantor or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $50.0 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period;

            (6)     one or more final judgments or orders for the payment of money are rendered against the Parent Guarantor or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50.0 million (in excess of amounts which the Parent Guarantor's insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

            (7)     certain bankruptcy defaults occur with respect to the Parent Guarantor or any Significant Restricted Subsidiary; or

            (8)     any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.

  Consequences of an Event of Default

          If an Event of Default, other than a bankruptcy default with respect to the Parent Guarantor or the Company, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuers (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Parent Guarantor or the Company, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

          The holders of a majority in principal amount of the outstanding notes by written notice to the Issuers and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

            (1)     all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

            (2)     the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

          Except as otherwise provided in "— Consequences of an Event of Default" or "— Amendments and Waivers — Amendments with Consent of Holders", the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

          In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) under "— Events of Default" has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled, without any action by the trustee or the holders, if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or rescinded or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

          The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction. In addition, the trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. The trustee shall not be obligated to take any action at the direction of holders unless such holders have offered to the trustee indemnity reasonably satisfactory to the trustee.

          A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

            (1)     the holder has previously given to the trustee written notice of a continuing Event of Default;

            (2)     holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;

            (3)     holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

            (4)     the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

            (5)     during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

          Notwithstanding anything in the indenture to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

          If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

          No director, officer, employee, incorporator, member or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or such Guarantor under the notes, any Note Guaranty or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

  Amendments without Consent of Holders

          The Issuers and the trustee may amend or supplement the indenture and the notes without notice to or the consent of any noteholder:

            (1)     to cure any ambiguity, defect, omission or inconsistency in the indenture or the notes;

            (2)     to comply with the covenant described above under "— Consolidation, Merger or Sale of Assets";

            (3)     to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

            (4)     to evidence and provide for the acceptance of an appointment by a successor trustee;

            (5)     to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

            (6)     to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

            (7)     to provide for the issuance of additional notes in accordance with the terms of the indenture;

            (8)     to conform any provision to this "Description of Notes"; or

            (9)     to make any other change that does not materially and adversely affect the rights of any holder.

          (a)     Except as otherwise provided in "— Default and Remedies — Consequences of an Event of Default" or paragraph (b) below, the Issuers and the trustee may amend the indenture and the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes, and the holders of a majority in aggregate principal amount of the outstanding notes may waive future compliance by the Issuers with any provision of the indenture or the notes.

          (b)     Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

            (1)     reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

            (2)     reduce the rate of or change the Stated Maturity of any interest payment on any note,

            (3)     reduce the amount payable upon the redemption of any note or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

            (4)     after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

            (5)     make any note payable in money other than that stated in the note,

            (6)     impair the right of any holder of notes to receive any principal payment or interest payment on such holder's notes or Note Guaranty, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

            (7)     make any change in the percentage of the principal amount of the notes whose holders must consent to an amendment or waiver,

            (8)     modify or change any provision of the indenture affecting the ranking of the notes or any Note Guaranty in a manner materially adverse to the holders of the notes, or

            (9)     make any change in any Note Guaranty that would adversely affect the noteholders.

          It is not necessary for noteholders to approve the particular form of any proposed amendment or waiver, but is sufficient if their consent approves the substance thereof.

          Neither the Parent Guarantor nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

          The Issuers may discharge their obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to final maturity or redemption within one year, subject to meeting certain other conditions.

          The Issuers may also elect to

            (1)     discharge most of their obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or their obligations to the trustee ("legal defeasance") or

            (2)     discharge their obligations under most of the covenants and under clauses (2) and (3) of the covenant described above under "— Consolidation, Merger or Sale of Assets — The Company" (and the events listed in clauses (3), (4), (5), (6) and (8) under "— Default and Remedies — Events of Default" will no longer constitute Events of Default) ("covenant defeasance"), if either Issuer deposits in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to final maturity or redemption and meets certain other conditions, including delivery to the trustee of either a ruling received from the Internal

Revenue Service or an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

          In the case of either discharge or defeasance, the Note Guaranties, if any, will terminate with respect to notes.

Concerning the Trustee and Paying Agent

          Wells Fargo Bank, National Association will be the trustee under the indenture. Such bank is also a lender under our Credit Agreement.

          Except during the continuance of an Event of Default, the trustee will be required to perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

          The indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) will limit the rights of the trustee, should it become a creditor of any obligor on the notes or the Note Guaranties, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions with the Parent Guarantor and its Affiliates; provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

          Wells Fargo Bank, National Association will also initially serve as the security registrar and paying agent for the notes. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts. We may also choose to act as our own paying agent, but must also maintain a paying agency in the City of New York. Whenever there are changes in the paying agent for the notes we must notify the trustee.

          References in the indenture to the trustee shall, as appropriate, refer also to the paying agent and security registrar, and such other entities and any authentication agent shall be entitled to the same rights, protections and indemnities as those granted to the trustee.

Form, Denomination and Registration of Notes

          The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 above such amount, in the form of both global notes and certificated notes, as further described below under "— Book Entry, Delivery and Form".

          The trustee will not be required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed, (ii) to register the transfer of or exchange any note so selected for redemption in whole or in part, except, in the case of a partial redemption, that portion of the note not being redeemed, or (iii) if a redemption is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange any note on or after the regular record date and before the date of redemption.

          No service charge will be imposed in connection with any transfer or exchange of any note, but the Issuers may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Governing Law

          The indenture, including any Note Guaranties, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

          "Accounts Receivable Securitization Facility" means the Receivables Purchase Agreement, dated as of February 11, 2013, as amended, among Cloud Peak Energy Receivables LLC, as seller, the Company, as servicer, the various conduit purchasers, related committed purchasers and purchaser agents from time to time party thereto, and PNC Bank, National Association, as administrator, establishing a $75 million receivables securitization program.

          "Acquired Debt" means Debt of a Person existing at the time the Person is acquired by, or merges with or into, the Parent Guarantor or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Debt is not Incurred in connection with, or in contemplation of, the Person being acquired by or merging with or into or becoming a Restricted Subsidiary.

          "Additional Assets" means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other assets (other than cash and Cash Equivalents or securities (including Equity Interests)) that are to be used in a Permitted Business.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and a Person shall be presumed to "control" another Person if (A) the first Person either (i) is the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of such specified Person or (ii) (x) is the Beneficial Owner, directly or indirectly, of 10% or more of the total voting power of the Voting Stock of such specified Person and (y) has the right to appoint or nominate, or has an officer or director that is, at least one member of the Board of Directors of such specified Person, or (B) if the specified Person is a limited liability company, the first Person is the managing member. "Controlled" has a meaning correlative thereto.

          "Applicable Premium" means with respect to any note on any redemption date the greater of (i) 1.0% of the principal amount of such note and (ii) the excess (if any) of (a) the present value at such redemption date of (1) the redemption price of such note at March 15, 2019, as set forth under "— Optional Redemption" plus (2) all required interest payments due on such note from the redemption date through March 15, 2019 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate with respect to such redemption date plus 50 basis points over (b) the principal amount of such note.

          "Asset Sale" means any sale, lease (other than operating leases or capital leases entered into in the ordinary course of a Permitted Business) , transfer or other disposition of any assets by the Parent Guarantor or any Restricted Subsidiary outside of the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a "disposition"), provided that the following are not included in the definition of "Asset Sale":

            (1)     a disposition to the Parent Guarantor or a Restricted Subsidiary, including the sale or issuance by the Parent Guarantor or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Parent Guarantor or any Restricted Subsidiary;

            (2)     the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, and dispositions of Receivables and related assets by a Securitization Subsidiary in connection with a Permitted Receivables Financing;

            (3)     a transaction covered by the covenant described above under "— Consolidation, Merger or Sale of Assets — The Company and the Parent Guarantor";

            (4)     a Restricted Payment permitted under the covenant described above under "— Certain Covenants — Limitation on Restricted Payments" or a Permitted Investment;

            (5)     any transfer of property or assets that consists of grants by the Parent Guarantor or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;

            (6)     the sale of Capital Stock of an Unrestricted Subsidiary;

            (7)     the sale of assets by the Parent Guarantor and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Parent Guarantor and its Restricted Subsidiaries;

            (8)     foreclosure of assets of the Parent Guarantor or any of its Restricted Subsidiaries to the extent not constituting a Default;

            (9)     the sale or other disposition of cash or Cash Equivalents;

            (10)   the unwinding of any Hedging Agreements;

            (11)   the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

            (12)   the issuance of Disqualified Stock or Preferred Stock pursuant to the covenant described above under "— Certain Covenants — Limitation on Debt and Disqualified Stock or Preferred Stock";

            (13)   (a) the sale of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries and (b) sales of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines;

            (14)   any disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $7.5 million;

            (15)   dispositions of assets by virtue of an asset exchange or swap with a third party in any transaction (w) with an aggregate Fair Market Value less than or equal to $12.5 million, (x) involving a coal-for-coal swap, (y) to the extent that an exchange is for Fair Market Value and for credit against the purchase price of similar replacement property or (z) consisting of a coal swap involving any Real Property; and

            (16)   exchanges and relocation of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business.

          If, in connection with an acquisition by the Parent Guarantor or any Restricted Subsidiary, a portion of the acquired assets are disposed of within 90 days of such acquisition, such disposition shall not be deemed to be an Asset Sale; provided that such assets are disposed of for Fair Market Value.

          "Average Life" means, as of the date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

          "Attributable Indebtedness" means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

          "Board of Directors" means:

            (1)     with respect to the Company, its board of members or, if the Company does not have a board of members, the board of directors of the Parent Guarantor;

            (2)     with respect to the Parent Guarantor, the board of directors of the Parent Guarantor; and

            (3)     with respect to any other Person, (i) if the Person is a corporation, the board of directors of the corporation, (ii) if the Person is a partnership, the Board of Directors of the general partner of the partnership and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

          "Capital Lease" means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

          "Capital Stock" means

            (1)     in the case of a corporation, corporate stock;

            (2)     in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;

            (3)     in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

            (4)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

          "Cash Equivalents" means

            (1)     U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,

            (2)     (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250 million (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody's,

            (3)     commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody's,

            (4)     readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody's with maturities not exceeding one year from the date of acquisition,

            (5)     bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rate of A2 or better by Moody's and A or better by S&P;

            (6)     investment funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (6) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less),

            (7)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (2) above and

            (8)     in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

          "Change of Control" means:

            (1)     any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than (in the case of the Company) the Parent Guarantor, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor or the Company;

            (2)     individuals who on the Issue Date constituted the Board of Directors of the Parent Guarantor (or, from and after the time, if any, at which the Company shall have a board of directors, individuals who, on such date, constituted the board of directors of the Company), together with any new directors whose election by the Board of Directors or whose nomination for election by the holders of the Voting Stock of the Company or the Parent Guarantor was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Guarantor then in office;

            (3)     the Parent Guarantor ceases to be the managing member of the Company; or

            (4)     the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor or the Company.

          Notwithstanding the preceding, (i) a merger or consolidation of the Company with or into the Parent Guarantor or (ii) a conversion of the Parent Guarantor or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such transaction the "persons" (as that term is used in Section 13(d) of the Exchange Act) who Beneficially Owned the Voting Stock of the Parent Guarantor or the Company, as the case may be, immediately prior to such transaction continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no "person", Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Commission" or "SEC" means the Securities and Exchange Commission.

          "common equity", when used with respect to a contribution of capital to the Parent Guarantor, means a capital contribution to the Parent Guarantor in a manner that does not constitute Disqualified Equity Interests.

          "Common Stock" means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

          "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Parent Guarantor and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including Taxes accrued as estimated, but excluding Specified Coal Agreement Obligations), after eliminating (a) all intercompany items between the Parent Guarantor and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Debt.

          "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Parent Guarantor and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

            (1)     the net income (or loss) of any Person that is a non-Wholly Owned Restricted Subsidiary (including any joint venture that is a Restricted Subsidiary), except to the extent of the Parent Guarantor's share, determined pro rata with its percentage interest (direct or indirect) of Common Stock of such Person, of such Person's net income earned during such period;

            (2)     the net income (or loss) of any Person other than a Restricted Subsidiary (including any joint venture that is not a Restricted Subsidiary), except to the extent of dividends or other distributions actually paid in cash to the Parent Guarantor or any of its Restricted Subsidiaries by such Person during such period;

            (3)     the net income (or loss) of any Person (other than the Company and the Subsidiary Guarantors) to the extent that the declaration or payment of dividends or similar distributions by such Person of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Person or the holders of its Common Stock, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

            (4)     any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales or other dispositions, in each case other than in the ordinary course of business;

            (5)     any net after-tax extraordinary gains or losses; and

            (6)     the cumulative effect of a change in accounting principles

          "Consolidated Net Tangible Assets" means, as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption "total assets" (or any like caption) on a consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions "goodwill" or other intangible categories (or any like caption) on a consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries minus (c) Consolidated Current Liabilities, all determined as of such date and after giving pro forma effect to any transactions occurring on such date.

          "Credit Agreement" means the Credit Agreement dated as of February 21, 2014, among the Company, the guarantors party thereto, the lenders party thereto, the issuing banks party thereto, PNC Bank, National Association, as administrative agent and swingline lender, and the arrangers, bookrunners, syndication agent and documentation agents named therein, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted from time to time and whether by the same or any other agent, lender or group of lenders or other party.

          "Credit Facilities" means (i) one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including a Permitted Receivables Financing through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or the issuance of letters of credit or bankers' acceptances or the like, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (iii) instruments or agreements evidencing any other Debt, in each case, with the same or different borrowers or issuers and, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted in whole or in part from time to time and whether by the same or any other agent, lender or group of lenders or other party.

          "Debt" means, with respect to any Person, without duplication,

            (1)     all indebtedness of such Person for borrowed money;

            (2)     all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of Specified Coal Agreements or under any Mining Law or Environmental Law or with respect to workers' compensation benefits);

            (3)     all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (solely to the extent such letters of credit, bankers' acceptances or other similar instruments have been drawn);

            (4)     all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business, (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations incurred in the ordinary course;

            (5)     the Attributable Indebtedness of such Person in respect of Capital Leases;

            (6)     the amount of all Permitted Receivables Financings of such Person;

            (7)     all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

            (8)     all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

            (9)     all obligations of such Person under Hedging Agreements;

provided that in no event shall Debt include (i) Specified Coal Agreement Obligations or asset retirement obligations, (ii) obligations (other than obligations with respect to Debt for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Company (including RTEA, as its predecessor) and its Subsidiaries or (iii) obligations under the Tax Receivable Agreement.

          The amount of Debt of any Person will be deemed to be:

              (A)    with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;

              (B)    with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

              (C)    with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and

              (D)    otherwise, the outstanding principal amount thereof.

          "Decker" means Decker Coal Company, an unincorporated joint venture under the laws of Montana, of which the Company indirectly owns 50% of the Equity Interests.

          "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

          "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Parent Guarantor or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers' certificate, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

          "Disqualified Equity Interests" means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event

            (1)     mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or

            (2)     are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt,

in each case prior to the date that is 91 days after the Stated Maturity of the notes; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an "asset sale" or "change of control" occurring prior to 91 days after the Stated Maturity of the notes if those provisions

              (A)    are no more favorable to the holders of such Equity Interests than the provisions of the indenture described above under "— Certain Covenants — Limitation on Asset Sales" and "— Certain Covenants — Repurchase of Notes Upon a Change of Control", and

              (B)    specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company's repurchase of the notes as required by the indenture.

          "Disqualified Stock" means Capital Stock constituting Disqualified Equity Interests.

          "Domestic Restricted Subsidiary" means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

          "EBITDA" means, for any period, the sum of

            (1)     Consolidated Net Income, plus

            (2)     Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

            (3)     to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Parent Guarantor and its Restricted Subsidiaries in conformity with GAAP (and without duplication):

              (A)    the provision for Taxes based on income, profits or capital, including, without limitation, state franchise and similar Taxes;

              (B)    depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income; and

              (C)    all non-recurring or unusual gains (and less all non-recurring or unusual losses);

              (D)    all non-cash start-up and transition costs, business optimization expenses and other non-cash restructuring charges;

              (E)    the non-cash portion of "straight-line" rent expense;

              (F)     non-cash compensation expense or other non-cash expenses or charges arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements);

              (G)    any debt extinguishment costs;

              (H)    accretion of asset retirement obligations in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic No. 410, Asset Retirement and Environmental Obligations, and any similar accounting in prior periods;

              (I)      net after-tax losses attributable to asset sales, and net after-tax extraordinary losses;

              (J)     (A) mark-to-market gains (and less any mark-to-market losses) relating to any Permitted Hedging Agreements and (B) any mark-to-market losses attributed to short positions in any actual or synthetic forward sales contracts relating to coal or any other similar device or instrument or other instrument classified as a "derivative" pursuant to FASB ASC Topic No. 815, Derivatives and Hedging;

              (K)    commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations; and

              (L)     any provision for Tax Receivable Agreement expense;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary's net income was included in calculating Consolidated Net Income. Any reimbursement or equity contribution which is included in calculating EBITDA shall be excluded for purposes of calculations under paragraph (a)(3)(B) under the covenant described above under "— Certain Covenants — Limitation on Restricted Payments";

  minus

            (1)     the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (A) and (B) of this clause (1) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

              (A)    non-cash items increasing Consolidated Net Income for such period (but excluding any such items in respect of which cash was received in a prior period or will be received in a future period or which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), and

              (B)    the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense.

          "Environment" means soil, land surface or subsurface strata, water, surface waters (including navigable waters, ocean waters within applicable territorial limits, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, water related sediments, air, plant and animal life, and any other environmental medium.

          "Environmental Laws" means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, the preservation, restoration or reclamation of natural resources, or the presence, use, storage, discharge, management, release or threatened release of any pollutants, contaminants or hazardous or toxic substances, wastes or material or the effect of the environment on human health and safety.

          "Equity Interests" means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, Capital Stock.

          "Equity Offering" means an offer and sale of Qualified Stock of the Parent Guarantor or the Company after the Issue Date other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" means, with respect to any property, the price that could be negotiated in an arm's-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $20.0 million, by any officer; or (b) if such property has a Fair Market Value in excess of $20.0 million, by at least a majority of the disinterested members of the Board of Directors of the Parent Guarantor and evidenced by a resolution of the Board of Directors delivered to the trustee.

          "Fixed Charge Coverage Ratio" means, on any date (the "transaction date"), the ratio of

               (x)  the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the "reference period") to

              (y)  the aggregate Fixed Charges during such reference period.

          In making the foregoing calculation,

            (1)     pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt, Disqualified Stock or Proposed Stock is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

            (2)     pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

            (3)     Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving Credit Facility to the extent of the commitments thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

            (4)     pro forma effect will be given to

              (A)    the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

              (B)    the acquisition or disposition of companies, divisions or lines of businesses by the Parent Guarantor and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

              (C)    the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Parent Guarantor or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

          "Fixed Charges" means, for any period, the sum of

            (1)     Interest Expense for such period; and

            (2)     the product of

              (x)     cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock of the Parent Guarantor or any Preferred Stock of a Restricted Subsidiary, except for dividends payable in the Parent Guarantor's Qualified Stock or paid to the Parent Guarantor or to a Restricted Subsidiary, and

              (y)     a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Parent Guarantor and its Restricted Subsidiaries.

          "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

          "Funded Debt" means, at any time, and determined on a consolidated basis without duplication, the consolidated Debt of the Parent Guarantor and its Restricted Subsidiaries of the type referred to in clauses (1), (2), (3) (but only with respect to reimbursement obligations related thereto), (5), (6), (7) and (8) in the definition of Debt (but in the case of clauses (7) and (8), only to the extent that the Debt of other Persons so Guaranteed or secured is itself of the type referred to in clauses (1), (2), (3) (but only with respect to reimbursement obligations related thereto), (5) or (6) of such definition.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

          "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the "primary obligor"), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

          "Guarantors" means collectively the Parent Guarantor and the Subsidiary Guarantors.

          "Hedging Agreement" means (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement or other agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, currency option agreements or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material futures contract, commodity hedge agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk.

          "Incur" means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of the covenant described above under "— Certain Covenants — Limitation on Debt and Disqualified Stock or Preferred Stock", but will not be considered the sale or issuance of Equity Interests for purposes of the covenant described above under "— Certain Covenants — Limitation on Asset Sales".

          "Interest Expense" means, for any period, the consolidated interest expense (net of any interest income) of the Parent Guarantor and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Parent Guarantor or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Leases and imputed interest expense in respect of Specified Coal Agreement Obligations, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) any of the above expenses with respect to Debt of another Person Guaranteed by the Parent Guarantor or any of its Restricted Subsidiaries and (vi) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Parent Guarantor or any Restricted Subsidiary in connection with a Permitted Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by the Parent Guarantor or any Restricted Subsidiary under any Permitted Receivables Financing, but excluding (a) amortization of deferred financing charges incurred in respect of any of the 2017 Notes, the 2019 Notes, the notes, the Credit Agreement and any other Funded Debt, and (b) the write off of any deferred financing fees or debt discount, all as determined on a consolidated basis and in accordance with GAAP. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by the Parent Guarantor and its Restricted Subsidiaries with respect to any related interest rate Hedging Agreements.

          "Investment" means

            (1)     any advance, loan or other extension of credit to another Person (but excluding (i) advances to customers, suppliers, joint venture partners or the like in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivables, prepaid expenses or deposits on the balance sheet of the Parent Guarantor or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business, (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business and (iii) advances, loans or extensions of trade credit in the ordinary course of business by the Parent Guarantor or any of its Restricted Subsidiaries),

            (2)     any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

            (3)     any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

            (4)     any Guarantee of any Debt or Disqualified Stock of another Person.

          If the Parent Guarantor or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Parent Guarantor, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Parent Guarantor and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Parent Guarantor or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Person or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

          "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

          "Issue Date" means the date on which the notes (other than additional notes) are originally issued under the indenture.

          "LBA" means the acquisition of federal coal through an application for a federal coal lease submitted in accordance with the Bureau of Land Management competitive leasing regulations.

          "LBM" means the acquisition of federal coal through an application to modify an existing coal lease submitted in accordance with the Bureau of Land Management non-competitive leasing regulations.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

          "Mining Laws" means any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

            (1)     brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof;

            (2)     provisions for Taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Parent Guarantor and its Restricted Subsidiaries;

            (3)     payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

            (4)     appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

          "Non-Recourse Debt" means Debt as to which (i) neither the Parent Guarantor nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Parent Guarantor or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Parent Guarantor or any Restricted Subsidiary.

          "Note Guaranty" means the guaranty of the notes by a Guarantor pursuant to the indenture.

          "Obligations" means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

          "Parent Guarantor" means Cloud Peak Energy Inc., a Delaware corporation, and its successors.

          "Permitted Business" means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Permitted Business, and any business that is ancillary or complementary to the foregoing.

          "Permitted Hedging Agreements" means Hedging Agreements entered into in the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries to hedge interest rate, foreign currency or commodity risk or otherwise for non-speculative purposes (regardless of whether such agreement or instrument is classified as a "derivative" pursuant to FASB ASC Topic No. 815 and required to be marked-to-market).

          "Permitted Investments" means:

            (1)     any Investment in the Parent Guarantor or in a Restricted Subsidiary of the Parent Guarantor;

            (2)     any Investment in cash or Cash Equivalents;

            (3)     any Investment by the Parent Guarantor or any Subsidiary of the Parent Guarantor in a Person, if as a result of such Investment;

              (A)    such Person becomes a Restricted Subsidiary of the Parent Guarantor, or

              (B)    such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Parent Guarantor or a Restricted Subsidiary;

            (4)     Investments received as non-cash consideration in an asset sale made pursuant to and in compliance with the covenant described above under "— Certain Covenants — Limitation on Asset Sales";

            (5)     any Investment acquired solely in exchange for Qualified Stock of the Parent Guarantor or in exchange for Capital Stock of the Parent Guarantor which the Parent Guarantor did not receive in exchange for a cash payment, Debt or Disqualified Stock;

            (6)     Permitted Hedging Agreements;

            (7)     (i) receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

            (8)     Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $150.0 million and (y) 8% of Consolidated Net Tangible Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of the Parent Guarantor at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Parent Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary of the Parent Guarantor;

            (9)     to the extent they involve an Investment, payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $7.5 million outstanding at any time; and

            (10)   to the extent they involve an Investment, extensions of credit to customers, suppliers and joint venture partners in the ordinary course of business;

            (11)   Investments arising as a result of any Permitted Receivables Financing;

            (12)   any Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

            (13)   to the extent they involve an Investment, purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

            (14)   any Investments required to be made pursuant to binding agreements as in effect on the Issue Date to pay asset retirement obligations of Decker in an aggregate amount not to exceed $30.0 million;

            (15)   Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations are permitted under the indenture;

            (16)   Investments resulting from pledges and deposits permitted under the definition of "Permitted Liens";

            (17)   Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of Specified Coal Agreements or under any Mining Law or Environmental Law or with respect to workers' compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms); and

            (18)   in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $100.0 million and (y) 6% of Consolidated Net Tangible Assets (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause) provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of the Parent Guarantor at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Parent Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary of the Parent Guarantor;

          "Permitted Liens" means

            (1)     Liens existing on the Issue Date;

            (2)     Liens securing the notes or any Note Guaranties and other Obligations under the indenture and in respect thereof;

            (3)     Liens securing (i) Debt Incurred under clause (1) of the definition of Permitted Debt (and all Obligations incurred, issued or arising under secured Credit Facilities that permit borrowings not in excess of the limit set out in such clause (1)) and (ii) Obligations of the Parent Guarantor and its Subsidiaries under Hedging Agreements and other agreements, including in respect of cash management services provided by lenders under the Debt referred to in the preceding clause (i) or their affiliates (so long as such Persons remain lenders (or affiliates thereof) after entry into such agreements or arrangements);

            (4)     Liens securing Debt in an aggregate amount (and all Obligations in respect thereof) not to exceed an amount (measured on the date of Incurrence) equal to 15% of the Parent Guarantor's Consolidated Net Tangible Assets (it being understood that any decrease in Consolidated Net Tangible Assets following the date of Incurrence shall not create a Default with respect to such previously incurred Debt or Liens);

            (5)     (A) pledges or deposits under worker's compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business, (B) Liens in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms) and (C) Liens on the property or assets of the Parent Guarantor or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money or the obtaining of advances or credit;

            (6)     Liens imposed by law, such as carriers', vendors', warehousemen's and mechanics' liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings and in respect of Taxes and other governmental assessments and charges or claims which are not yet due or which are being contested in good faith and by appropriate proceedings;

            (7)     customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker's liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

            (8)     Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

            (9)     options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like and Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the respective joint venture agreements;

            (10)   judgment liens so long as no Event of Default then exists as a result thereof, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds;

            (11)   Liens incurred in the ordinary course of business securing obligations not securing Debt for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Parent Guarantor and its Restricted Subsidiaries;

            (12)   Liens securing obligations in respect of trade-related letters of credit permitted under clause (6) of "Permitted Debt" covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

            (13)   Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred pursuant to clause (10) of Permitted Debt for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured;

            (14)   Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Parent Guarantor, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Parent Guarantor or any Restricted Subsidiary;

            (15)   Liens on property at the time the Parent Guarantor or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Parent Guarantor or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Parent Guarantor or any Restricted Subsidiary;

            (16)   Liens securing Debt or other obligations of the Parent Guarantor or a Restricted Subsidiary to the Company or a Guarantor;

            (17)   Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;

            (18)   Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person's obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

            (19)   Liens on Capital Stock of any Unrestricted Subsidiary;

            (20)   Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent Guarantor or any Restricted Subsidiary on deposit with or in possession of such bank;

            (21)   deposits made in the ordinary course of business to secure liability to insurance carriers;

            (22)   Liens on assets of Foreign Subsidiaries securing Debt of Foreign Subsidiaries;

            (23)   extensions, renewals or replacements of any Lien referred to in clauses (1), (2), (13), (14) or (15) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of "Permitted Refinancing Debt", the aggregate principal amount of Debt secured by such Lien is not increased;

            (24)   Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

            (25)   surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, trackage rights, transmission and transportation lines related to Mining Leases or mineral right or other Real Property including any re-conveyance obligations to a surface owner following mining, royalty payments and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Guarantor or any Subsidiary;

            (26)   pledges, deposits or non-exclusive licenses to use intellectual property rights of the Parent Guarantor or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

            (27)   Production Payments, royalties, dedication of reserves under supply agreements, Liens in connection with any Mining Leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filings in respect of leases (and not any Debt) entered into in the ordinary course of business; and

            (28)   Liens for Specified Coal Agreements arising as a result of Specified Coal Agreement Obligations or obligations to grant surface or water rights.

          "Permitted Receivables Financing" means the Accounts Receivable Securitization Facility and any other receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of the Parent Guarantor or any Restricted Subsidiary and enters into a third party financing thereof on terms that the Board of Directors of the Parent Guarantor has concluded are customary and fair to the Parent Guarantor and its Restricted Subsidiaries.

          "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

          "Preferred Stock" means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

          "Prior Issue Date" means November 25, 2009, the date of original issuance of the 2017 Notes and the 2019 Notes.

          "Private Coal Agreement" means an agreement between the Parent Guarantor or one or more of its Subsidiaries, on the one hand, and a seller or lessee (in each case, that is not a Governmental Authority) (the "Transferee") under which the Parent Guarantor or one or more of its Subsidiaries acquire coal through (i) a lease from such Transferee, (ii) the purchase of one or more coal deposit or other assets from such Transferee or (iii) the exchange of coal assets between the Parent Guarantor or one or more of its Subsidiaries, on the one hand, and such Transferee, on the other.

          "Production Payments" means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

          "Qualified Equity Interests" means all Equity Interests of a Person other than Disqualified Equity Interests.

          "Qualified Stock" means all Capital Stock of a Person other than Disqualified Stock.

          "Rating Agencies" means S&P and Moody's; provided, that if either S&P or Moody's (or both) shall cease issuing a rating on the notes for reasons outside the control of the Parent Guarantor, the Parent Guarantor may select a nationally recognized statistical rating agency to substitute for S&P or Moody's (or both).

          "Real Property" shall mean, collectively, all right, title and interest of the Parent Guarantor or any Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Parent Guarantor or any Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

          "Receivables" means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

          "Restricted Subsidiary" means any Subsidiary of a Person other than any Unrestricted Subsidiary of such Person. Unless otherwise specified, "Restricted Subsidiary" means a Restricted Subsidiary of the Parent Guarantor. For the avoidance of doubt, each of the Company and the Co-issuer shall constitute a Restricted Subsidiary.

          "RTEA" means Rio Tinto Energy America Inc., a Delaware corporation.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors.

          "Securitization Subsidiary" means CPE Receivables LLC and any other Subsidiary of the Parent Guarantor

            (1)     that is designated a "Securitization Subsidiary" by the Parent Guarantor,

            (2)     that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

            (3)     no portion of the Debt or any other obligation, contingent or otherwise, of which

              (A)    is Guaranteed by the Parent Guarantor or any other Restricted Subsidiary of the Parent Guarantor,

              (B)    is recourse to or obligates the Parent Guarantor or any other Restricted Subsidiary of the Parent Guarantor in any way, or

              (C)    subjects any property or asset of the Parent Guarantor or any other Restricted Subsidiary of the Parent Guarantor, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

            (4)     with respect to which neither the Parent Guarantor nor any other Restricted Subsidiary of the Parent Guarantor (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

          "Significant Restricted Subsidiary" means (i) the Co-issuer and (ii) any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a "significant subsidiary" as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the indenture.

          "Specified Coal Agreement Obligations" means installment or deferred payment obligations or royalty payment obligations or obligations in connection with the acquisition of related surface rights, in each case in connection with a Specified Coal Agreement owed solely to the seller or lessor thereunder (and not to a bank or other third-party financer), but, (i) in the case of any such obligations under a Private Coal Agreement, only to the extent that the proven and probable coal reserves and other non-reserve coal deposits acquired under all such Private Coal Agreements do not in the aggregate exceed 15% of the total proven and probable coal reserves and other non-reserve coal deposits of the Parent Guarantor and its Restricted Subsidiaries at such time, and (ii) excluding, in any event, any Funded Debt.

          "Specified Coal Agreements" means any LBA, LBM, State Coal Lease and Private Coal Agreements.

          "State Coal Lease" means the acquisition of coal owned by a state in accordance with the coal leasing regulations of such state.

          "Stated Maturity" means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

          "Subordinated Debt" means any Debt of an Issuer or any Guarantor which is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

          "Subsidiary" means with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of the Parent Guarantor.

          "Subsidiary Guarantor" means (i) each Domestic Restricted Subsidiary of the Company in existence on the Issue Date (other than the Co-issuer) that Guarantees Debt of the Company under the Credit Agreement, (ii) each Restricted Subsidiary of the Parent Guarantor that executes a supplemental indenture in the form attached to the indenture providing for the guarantee of payment of the notes, and (iii) any successor obligor under its Note Guaranty, in each case unless and until such Subsidiary Guarantor is released from its Note Guaranty pursuant to the indenture.

          "Taxes" means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

          "Tax Receivable Agreement" means the Tax Receivable Agreement, dated as of November 19, 2009, by and between RTEA and the Parent Guarantor.

          "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2019; provided, however, that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will calculate the Treasury Rate at least two but no more than four Business Days prior to the applicable redemption date and file with the trustee, before such redemption date, a written statement setting forth the Applicable Premium and showing the calculation of the Applicable Premium in reasonable detail, and the trustee will have no responsibility for verifying any such calculation.

          "2017 Notes" means the Issuers' 8.250% Senior Notes due 2017.

          "2019 Notes" means the Issuers' 8.500% Senior Notes due 2019.

          "U.S. Government Obligations" means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

          "Unrestricted Subsidiary" means any Subsidiary of the Parent Guarantor that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with the covenant described above under "— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries".

          "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          "Wholly Owned" means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director's qualifying shares) is owned by the Parent Guarantor and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

Book-Entry, Delivery and Form

          We have obtained the information in this section concerning The Depository Trust Company ("DTC"), Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg") and Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

          The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC's nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers' securities accounts in Clearstream, Luxembourg's or Euroclear's names on the books of their respective depositaries, which in turn will hold those positions in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

          So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

          Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading "— Certificated Notes":

            (a)     you will not be entitled to receive a certificate representing your interest in the notes;

            (b)     all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

            (c)     all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

          DTC acts as securities depositary for the notes. The new notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

            (a)     a limited-purpose trust company organized under the New York Banking Law;

            (b)     a "banking organization" under the New York Banking Law;

            (c)     a member of the Federal Reserve System;

            (d)     a "clearing corporation" under the New York Uniform Commercial Code; and

            (e)     a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

          DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

          Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

          Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in "— Certificated Notes".

          To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry Format

          Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. None of us, any Subsidiary Guarantor, the trustee under the indenture or any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

          DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We, the Subsidiary Guarantors and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we, the Subsidiary Guarantors and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

          The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

          Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC will mail an omnibus proxy to its direct participant as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

          Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or

Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect those actions on its behalf through DTC.

          DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-entry Systems

          Transfers between DTC's direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with their respective applicable rules and operating procedures.

          DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

          Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

          Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

          Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

          We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

            (a)     we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and we have not appointed a qualified successor within 90 days;

            (b)     an Event of Default has occurred and is continuing under the indenture and DTC has notified us and the trustee of its desire to exchange the global notes for certificated notes; or

            (c)     subject to DTC's rules, we, at our option, elect to terminate the book-entry system through DTC.

          If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. We will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

          Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from its direct participants; and (3) all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary or its nominee, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Same Day Settlement and Payment

          We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global notes will be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will be, therefore, required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

          Because of time zone differences, the securities account of a Clearstream, Luxembourg customer or Euroclear participant purchasing an interest in a global note from another customer or participant will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in a global note by or through a Clearstream, Luxembourg customer or Euroclear participant to another customer or participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC's settlement date.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

          On February 21, 2014, we entered into the New Credit Agreement with PNC Bank, National Association, as administrative agent, and a syndicate of lenders, which replaced our Prior Credit Agreement. Certain of the lenders under the Credit Agreement were parties to the Prior Credit Agreement.

          The New Credit Agreement provides us with a senior secured revolving credit facility, or revolving credit facility, with a capacity of up to $500 million that can be used to borrow funds or issue letters of credit. Subject to the satisfaction of certain conditions, we may elect to increase the size of the revolving credit facility and/or request the addition of one or more new tranches of term loans in a combined amount of up to the greater of (i) $200 million or (ii) EBITDA (which is defined in the New Credit Agreement) for the preceding four fiscal quarters. The New Credit Agreement provides us with the flexibility of designating a foreign restricted subsidiary as a borrower. Our obligations under the New Credit Agreement are secured by substantially all of our assets and substantially all of the assets of certain of our subsidiaries, subject to certain permitted liens and customary exceptions for similar coal financings. Our obligations under the New Credit Agreement are also supported by a guarantee by our domestic restricted subsidiaries. In connection with closing the offering of the notes, Holdings will be added as a guarantor under the New Credit Agreement. The revolving credit facility matures 180 days prior to the due date of our 2017 Notes, which is December 15, 2017; provided that if the 2017 Notes are refinanced or repaid in full, the revolving credit facility would then mature five years after the closing of the New Credit Agreement.

          There were no borrowings outstanding under our Prior Credit Agreement at the time of replacement. As of February 24, 2014, no letters of credit and no cash borrowings were outstanding under the revolving credit facility.

          Loans under the revolving credit facility bear interest at LIBOR (London Interbank Offered Rate) plus an applicable margin of between 2.00% and 2.75%, depending on our leverage ratio. We pay the lenders a commitment fee between 0.375% and 0.50% per year, depending on our leverage ratio, on the unused amount of the revolving credit facility. Letters of credit issued under the revolving credit facility, unless drawn upon, will incur a per annum fee from the date at which they are issued between 2.00% and 2.75% depending on our leverage ratio. Letters of credit that are drawn upon are converted to loans. In addition, in connection with the issuance of a letter of credit, we are required to pay the issuing bank a fronting fee of 0.125% per annum.

          The New Credit Agreement contains financial covenants based on EBITDA (which is defined in the New Credit Agreement) requiring us to maintain defined minimum levels of interest coverage and providing for a limitation on our leverage ratio. Specifically, the New Credit Agreement requires us to maintain (a) a ratio of EBITDA to consolidated net cash interest expense equal to or greater than 2.00 to 1, and (b) a ratio of senior secured funded debt less unrestricted cash and marketable securities (net secured debt) to EBITDA equal to or less than (i) 3.00 to 1 through December 31, 2015, (ii) 2.75 to 1 from January 1, 2016 through December 31, 2016 and (iii) 2.50 to 1 from January 1, 2017 to maturity. The revolving credit facility and our capital leases are considered senior secured funded debt under the covenant calculations whereas our federal coal lease obligations, A/R Securitization Program and senior notes are not considered senior secured funded debt.

          The New Credit Agreement also requires us to comply with non-financial covenants that restrict certain corporate activities. These covenants include restrictions on our and certain of our subsidiaries' ability to incur additional debt and pay dividends, among other restrictive covenants. The New Credit Agreement also contains customary events of default with customary grace periods and thresholds. Our ability to access the available funds under the revolving credit facility may be prohibited in the event that we do not comply with the covenant requirements or if we default on our obligations under the New Credit Agreement.

2017 Notes and 2019 Notes

          We refer to the 2017 Notes and the 2019 Notes collectively as the "senior notes". The 2017 Notes and 2019 Notes bear interest at fixed annual rates of 8.25% and 8.50%, respectively. There is no mandatory redemption or sinking fund payments for the senior notes and interest payments are due semi-annually on June 15 and December 15. Subject to certain limitations, we may redeem the 2017 Notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2015, or by paying their principal amount thereafter. Similarly, we may redeem the 2019 Notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2017, or by paying their principal amount thereafter.

          The senior notes are currently jointly and severally guaranteed by all of our subsidiaries (other than the Co-issuer) that guarantee our debt under our revolving credit facility. See "— Revolving Credit Facility" above. In connection with closing the offering of the notes, Holdings will be added as a guarantor of the 2017 Notes and the 2019 Notes.

          The indenture governing the senior notes, among other things, limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness and issue preferred equity; pay dividends or distributions; repurchase equity or repay subordinated indebtedness; make investments or certain other restricted payments; create liens; sell assets; enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries; enter into transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets and the assets of their restricted subsidiaries on a combined basis.

          Upon the occurrence of certain transactions constituting a "change in control" as defined in the indenture, holders of the senior notes could require us to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

A/R Securitization Program

          On February 11, 2013, we executed the A/R Securitization Program with a committed capacity of up to $75 million. CPE Resources and certain of our subsidiaries are parties to the A/R Securitization Program. In January 2013, we formed CPE Receivables LLC (the "SPE"), a special purpose, bankruptcy-remote wholly-owned subsidiary, to purchase, subject to certain exclusions, in a true sale, trade receivables generated by certain of our subsidiaries without recourse (other than customary indemnification obligations for breaches of specific representations and warranties), and then transfer undivided interests in up to $75 million of those accounts receivable to a financial institution for cash borrowings for our ultimate benefit. The total borrowings are limited by eligible accounts receivable, as defined under the terms of the A/R Securitization Program. At December 31, 2013, the A/R Securitization Program would have allowed for $40.2 million of borrowing capacity. There were no borrowings from the A/R Securitization Program at December 31, 2013. The SPE is consolidated into our financial statements.

Capital Equipment Lease Obligations

          We have organized a capital leasing program that could grow over time up to $150 million for some of our capital equipment purchases. During 2013, we entered into capital leases on equipment under various lease schedules, which are subject to a master lease agreement, and are pre-payable at our option. Interest on the leases is based on the one-month LIBOR plus 1.95%. The gross value of property, plant and equipment under capital leases was $10.2 million as of December 31, 2013 and related primarily to the leasing of mining equipment.

Other Obligations

          We also have other significant obligations that do not constitute indebtedness. These include lease obligations related to our federal coal leases, surety bonds to secure the performance of our reclamation and mine closure obligations, take-or-pay agreements with export terminal companies and railroads and capital commitments for purchase of equipment and land. See Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "—Off Balance Sheet Arrangements and Contractual Obligations", and Item 8, Notes 12 through 16 of Notes to Consolidated Financial Statements, of Holdings' and CPE Resources' combined Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

          This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), the Medicare tax on certain investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as:

  •
  dealers in securities or currencies;

  •
  traders in securities that have elected the mark-to-market method of accounting for their securities;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

  •
  persons who purchase notes in the offering and sell notes in the concurrent tender offer;

  •
  former U.S. citizens or long-term residents of the United States;

  •
  financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons subject to the alternative minimum tax;

  •
  entities that are tax-exempt for U.S. federal income tax purposes; and

  •
  partnerships and other pass-through entities and holders of interests therein.

          If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

          INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

          In certain circumstances (see "Description of Notes — Optional Redemption", and "Description of Notes — Certain Covenants — Repurchase of Notes Upon a Change of Control"), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to "contingent payment debt instruments". We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

          The following summary will apply to you if you are a U.S. holder of the notes. You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

  Interest on the Notes

          Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

  Disposition of the Notes

          You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the proceeds you receive (excluding any proceeds attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such amounts in income)

and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

  Information Reporting and Backup Withholding

          Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

  Tax Consequences to Non-U.S. Holders

          You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder. The following summary will apply to you if you are a non-U.S. holder of notes.

  Interest on the Notes

          Subject to the discussion of backup withholding, below, payments to you of interest on the notes generally will be exempt from U.S. federal income and withholding tax under the "portfolio interest" exemption if you properly certify as to your foreign status, as described below, and:

  •
  you do not own, actually or constructively, 10% or more of our capital or profits interests;

  •
  you are not a "controlled foreign corporation" that is related to us (actually or constructively);

  •
  you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

          The portfolio interest exemption generally applies only if you appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) to the withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

          If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide the withholding agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (See "— Income or Gain Effectively Connected with a U.S. Trade or Business".)

  Disposition of the Notes

          Subject to the discussion of backup withholding, below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

  •
  the gain is effectively connected with the conduct by you of a U.S. trade or business; or

  •
  you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

          If you are a non-U.S. holder and your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner described under "— Income or Gain Effectively Connected with a U.S. Trade or Business". If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

  Income or Gain Effectively Connected with a U.S. Trade or Business

          If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN if a treaty exemption applies) or successor form. In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a "branch profits tax" at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

  Information Reporting and Backup Withholding

          Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

          United States backup withholding generally will not apply to payments to you of interest on a note if the statement described in "— Tax Consequences to Non-U.S. Holders — Interest on the Notes" is duly provided or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person.

          Proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on Form W-8BEN (or other applicable Form W-8) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

          Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

          THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

          The issuers, the guarantors and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$39,160,000
RBC Capital Markets, LLC	23,720,000
J.P. Morgan Securities LLC	23,720,000
Credit Suisse Securities (USA) LLC	23,720,000
Deutsche Bank Securities Inc.	23,720,000
Credit Agricole Securities (USA) Inc.	20,620,000
Wells Fargo Securities, LLC	20,620,000
BB&T Capital Markets, a division of BB&T Securities, LLC	6,180,000
Comerica Securities, Inc.	6,180,000
PNC Capital Markets LLC	6,180,000
Stifel, Nicolaus & Company, Incorporated	6,180,000

Total	$200,000,000

          Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.776% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

          The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

          In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

          These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

          We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Goldman, Sachs & Co. until 60 days following the settlement date for the notes.

          Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as our structuring advisor in this offering and, upon closing, will be paid a fee of $120,000.

          The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million.

          The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

            (a)     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

            (b)     to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuers for any such offer; or

            (c)     in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuers or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

          Each underwriter has represented and agreed that:

            (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom's Financial

  Services and Markets Act of 2000 ("FMSA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuers; and

            (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

          The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuers and to persons and entities with relationships with the issuers, for which they received or will receive customary fees and expenses. In particular, affiliates of the underwriters are parties to and lenders under our revolving credit facility. Our revolving credit facility was negotiated on an arm's length basis and contains customary terms pursuant to which the lenders receive customary fees. Furthermore, Goldman, Sachs & Co. is the dealer manager for the tender offer and the solicitation agent for the consent solicitation for the 2017 Notes.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuers (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuers. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

 LEGAL

          Certain legal matters in connection with the notes will be passed upon by Vinson & Elkins L.L.P., New York, New York, as our counsel. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

          The consolidated financial statements incorporated into this prospectus by reference to Holdings' Current Report on Form 8-K dated February 25, 2014 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of CPE Resources incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          Certain reserve and non-reserve coal deposit estimates incorporated in this prospectus from Holdings' and CPE Resources' combined Annual Report on Form 10-K for the year ended December 31, 2013, were prepared by our staff of geologists and engineers, who have experience in PRB coal. An external review of our reserves and non-reserve coal deposit estimates is performed every two years. The most recent review was performed for the year ended December 31, 2012 and was completed in January 2013 by John T. Boyd Company, mining and geological consultants. The results verified our reserve and non-reserve coal deposit estimates for the year ended December 31, 2012.

PROSPECTUS

Cloud Peak Energy Inc.
Cloud Peak Energy Resources LLC
Cloud Peak Energy Finance Corp.

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
Rights
Units
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units

        Cloud Peak Energy Inc. may, in one or more offerings, offer and sell shares of its common stock, par value $0.01 per share; preferred stock, par value $0.01 per share; debt securities, which may be fully and unconditionally guaranteed by one or more of its subsidiaries, including Cloud Peak Energy Resources LLC; warrants to purchase any of the other securities that may be sold under this prospectus; rights to purchase common stock, preferred stock and/or debt securities; units and depositary shares consisting of one or more of these classes of securities; and stock purchase contracts and stock purchase units covering one or more of these classes of securities. Cloud Peak Energy Resources LLC may, in one or more offerings, offer and sell its debt securities, which may be co-issued by its wholly-owned finance subsidiary, Cloud Peak Energy Finance Corp., and which may be fully and unconditionally guaranteed by Cloud Peak Energy Inc. and by one or more of its subsidiaries.

        Cloud Peak Energy Inc.'s common stock is listed for trading on the New York Stock Exchange under the symbol "CLD." We will provide information in the related prospectus supplement for the trading market, if any, for any debt securities that either Cloud Peak Energy Resources LLC or Cloud Peak Energy Inc. may offer. As discussed above, Cloud Peak Energy Resources LLC's wholly-owned finance subsidiary, Cloud Peak Energy Finance Corp., may be a co-issuer of any debt securities that Cloud Peak Energy Resources LLC offers.

        We will offer the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. We may sell the securities directly or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities. The prospectus supplement will describe the specific manner in which we will offer the securities, and also may add, update or change information contained in this prospectus.

        You should read this prospectus and the prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

        INVESTING IN OUR SECURITIES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS ON PAGE 5 OF THIS PROSPECTUS BEFORE YOU MAKE ANY INVESTMENT IN OUR SECURITIES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 7, 2011.

ABOUT THIS PROSPECTUS	1
ABOUT CLOUD PEAK ENERGY INC., CLOUD PEAK ENERGY RESOURCES LLC AND CLOUD PEAK ENERGY FINANCE CORP.	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION BY REFERENCE	2
RISK FACTORS	5
FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	8
RATIO OF EARNINGS TO FIXED CHARGES	9
DESCRIPTION OF THE CAPITAL STOCK	10
General	10
Common Stock	10
Preferred Stock	10
Board of Directors	10
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law	11
Limitations on Liability and Indemnification of Officers and Directors	13
Listing	14
Transfer Agent and Registrar	14
DESCRIPTION OF THE DEBT SECURITIES	15
General	15
Specific Terms of Each Series of Debt Securities to Be Described in the Prospectus Supplement	16
The Parent Guarantee of Debt Securities of CPE Resources	17
The Subsidiary Guarantees	18
Limitations on Guarantees; Releases	18
Specific Covenants	19
Events of Default, Remedies and Default	20
Amendments and Waivers	22
Defeasance; Satisfaction and Discharge	23
No Personal Liability	24
Subordination	25
Book Entry, Delivery and Form	26
The Trustee	28
Governing Law	28
DESCRIPTION OF THE WARRANTS	29
General Description of Warrants	29
Debt Warrants	29
Stock Warrants	30
Exercise of Warrants	30
DESCRIPTION OF THE RIGHTS	31
DESCRIPTION OF THE UNITS	32
DESCRIPTION OF THE DEPOSITARY SHARES	33
General	33
Dividends and Other Distributions	33
Redemption of Depositary Shares	33
Voting the Preferred Stock	33
Amendment and Termination of the Depositary Agreement	34
Charges of Bank Depositary	34
Withdrawal of Preferred Stock	34
Miscellaneous	34
Resignation and Removal of Bank Depositary	34
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	35
PLAN OF DISTRIBUTION	36
LEGAL	38
EXPERTS	38

        In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell, in one or more offerings, any combination of the securities described in this prospectus. This prospectus generally describes us and the securities that we may offer hereunder. Each time we sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement also may add to, update, or change information in this prospectus.

        As used in this prospectus and unless otherwise indicated, "we," "us," and "our" and similar terms mean Cloud Peak Energy Inc. and its subsidiaries, except that those terms when used in this prospectus in connection with the debt securities described herein, shall mean the issuer of such debt securities, unless the context indicates otherwise, and when used in this prospectus in connection with all other securities, including equity securities, described herein, shall mean Cloud Peak Energy Inc.

        The information in this prospectus is accurate as of its date. You should not assume that the information contained in this prospectus is accurate as of any other date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings "Where You Can Find More Information" and "Incorporation by Reference."

 ABOUT CLOUD PEAK ENERGY INC., CLOUD PEAK ENERGY RESOURCES LLC AND CLOUD PEAK ENERGY FINANCE CORP.

        We are one of the largest producers of coal in the U.S. and in the Powder River Basin ("PRB") based on 2010 coal production. We operate some of the safest mines in the coal industry. For 2010, Mine Safety and Health Administration ("MSHA") data for employee injuries showed our mines had one of the lowest employee all injury incident rates among the ten largest U.S. coal producing companies. We operate solely in the PRB, the lowest cost of the major coal producing regions in the U.S., and operate two of the four largest coal mines in the region and in the U.S. Our operations include three wholly-owned surface coal mines, two of which, the Antelope mine and the Cordero Rojo mine, are in Wyoming and one of which, the Spring Creek mine, is in Montana. We also own a 50% non-operating interest in a fourth surface coal mine in Montana, the Decker mine. We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities.

        Cloud Peak Energy Inc., a Delaware corporation organized on July 31, 2008 ("CPE Inc."), is a holding company that manages its wholly-owned consolidated subsidiary Cloud Peak Energy Resources LLC, a Delaware limited liability company organized on August 19, 2008 ("CPE Resources"). CPE Inc. has no business operations or material assets other than its ownership interest of 100% of the common membership units in CPE Resources. CPE Inc.'s only source of cash flow from operations is distributions from CPE Resources. CPE Inc. also receives management fees pursuant to a management services agreement between it and CPE Resources as reimbursement of its administrative expenses.

        Cloud Peak Energy Finance Corp., a Delaware corporation organized on November 2, 2009, is a direct, wholly-owned subsidiary of CPE Resources and carries on no independent business other than acting as co-issuer of certain debt securities of CPE Resources.

        Our principal executive office is located at 505 S. Gillette Ave., Gillette, Wyoming 82716, and our telephone number at that address is (307) 687-6000. Our website is located at www.cloudpeakenergy.com. The information that is contained on, or is or becomes accessible through, our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933 (the "Securities Act") that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, CPE Inc. and CPE Resources file annual, quarterly and other reports and information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its public reference room. Our SEC filings also are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information CPE Inc. and CPE Resources have filed with the SEC. This means that we can disclose important information to you without including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that CPE Inc. and CPE Resources later provide to the SEC, and which is deemed to be "filed" with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

        We incorporate by reference in this prospectus the documents listed below and any future filings made by CPE Inc. and CPE Resources with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any information furnished and not filed pursuant to any Current Report on Form 8-K), until the termination of each offering under this prospectus:

  •
  CPE Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  CPE Resources' Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  CPE Inc.'s and CPE Resources' combined Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

  •
  CPE Inc.'s Current Reports on Form 8-K filed on January 14, 2011, March 9, 2011, March 14, 2011, March 22, 2011, May 12, 2011 and May 20, 2011; and

  •
  CPE Resources' Current Reports on Form 8-K filed on January 14, 2011, March 22, 2011 and May 12, 2011;

  •
  CPE Inc.'s and CPE Resources' combined Current Reports on Form 8-K filed on June 6, 2011, June 7, 2011, June 16, 2011, July 1, 2011 and August 12, 2011; and

  •
  the description of CPE Inc.'s common stock contained in its registration statement on Form 8-A, filed on November 16, 2009, and any subsequently filed amendments and reports updating such description.

        These reports contain important information about us, our financial condition and our results of operations.

        We make available free of charge on or through our Internet website, www.cloudpeakenergy.com, CPE Inc.'s and CPE Resources' Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.cloudpeakenergy.com, or by writing or calling us at the following address:

    Cloud Peak Energy Inc.
    385 Interlocken Crescent, Suite 400
    Broomfield, Colorado 80021
    Attention: General Counsel
    (720) 566-2900

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

        The debt securities that may be offered hereunder by CPE Resources, if guaranteed, are expected to be guaranteed by the same subsidiaries that guarantee the outstanding debt of CPE Resources. Such guarantees are expected to be full and unconditional and joint and several. As such, the information with respect to such subsidiary guarantors required by Section 3-10(f) of Regulation S-X is incorporated by reference in this prospectus.

        The debt securities that may be offered hereunder by CPE Inc., if guaranteed, are expected to be guaranteed by each subsidiary of CPE Inc. that is not "minor" (as defined in Section 3-10(h)(6) of Regulation S-X). Such guarantees are expected to be full and unconditional and joint and several. Because CPE Inc. has no independent assets or operations, financial information with respect to such subsidiary guarantors has not been included or incorporated by reference in this prospectus in accordance with Note 1 to Section 3-10(f) of Regulation S-X.

        Further, in accordance with Section 3-10(b) of Regulation S-X and the Note thereto, financial statements for Finance Corp. have not been included or incorporated by reference in this prospectus because Finance Corp. is a wholly-owned finance subsidiary of CPE Resources and any debt security of Finance Corp. issued hereunder will be co-issued, jointly and severally, by CPE Resources.

 RISK FACTORS

        An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in CPE Inc.'s and CPE Resources' Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, subsequent Quarterly Reports on Form 10-Q and in any other subsequent filings made by CPE Inc. and CPE Resources with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and those that may be included in the applicable prospectus supplement, as well as risks described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Cautionary Note Regarding Forward-Looking Statements" included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

        If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our stockholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

 FORWARD-LOOKING STATEMENTS

        Certain statements, other than statements of historical fact, included or incorporated by reference in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference contain "forward-looking" statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would" or similar words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. There may be events in the future, however, that we are not able to predict accurately or control. The risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference provide examples of risks, uncertainties and events that may cause our actual results to differ materially and adversely from the expectations we describe in our forward-looking statements. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

  •
  future economic conditions;

  •
  the contract prices we receive for coal and our customers' ability to honor contract terms;

  •
  market demand for domestic and foreign coal, electricity, and steel;

  •
  safety and environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, gaseous emissions, or ash handling as well as related costs and liabilities;

  •
  future legislation, changes in regulations or governmental policies or changes in interpretations thereof, and third-party regulatory challenges, including with respect to carbon emissions, safety standards and regulatory processes and approvals required to lease and obtain permits for coal mining operations or to transport coal to domestic and foreign customers;

  •
  our ability to produce coal at existing and planned volumes and costs;

  •
  the availability and cost of coal reserve acquisitions and surface rights and our ability to successfully acquire new coal reserves and surface rights at attractive prices and in a timely manner;

  •
  our assumptions regarding payments arising under the Tax Receivable Agreement and other agreements related to the initial public offering of CPE Inc.;

  •
  our plans and objectives for future operations and the development of additional coal reserves or acquisition opportunities;

  •
  our relationships with, and other conditions affecting, our customers, including economic conditions and the credit performance and credit risks associated with our customers;

  •
  timing of reductions or increases in customer coal inventories;

  •
  risks inherent to surface coal mining;

  •
  weather conditions or catastrophic weather-related damage;

  •
  changes in energy policy;

  •
  competition;

  •
  the availability and cost of competing energy resources, including changes in the price of crude oil and natural gas generally, as well as subsidies to encourage use of alternative energy sources;

  •
  railroad, export terminal and other transportation performance, costs and availability, including any future development of additional U.S. terminal capacity;

  •
  disruptions in delivery or changes in pricing from third-party vendors of raw materials and other consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel and rubber;

  •
  our assumptions concerning coal reserve estimates;

  •
  the terms of CPE Resources' indebtedness;

  •
  inaccurately estimating the costs or timing of our reclamation and mine closure obligations;

  •
  liquidity constraints, including those resulting from the cost or unavailability of financing due to credit market conditions;

  •
  our liquidity, results of operations and financial condition, including amounts of working capital that are available; and

  •
  other factors, including those discussed or incorporated by reference in "Risk Factors."

 USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds (after the payment of offering expenses and underwriting discounts and commissions) from our sale of securities for general corporate purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions (which may consist of acquisitions of discrete assets or businesses).

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

		Year Ended December 31,
	Six Months Ended June 30, 2011
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges, CPE Inc.	2.4x	2.7x	11.9x	5.0x	2.6x	2.1x
Ratio of earnings to fixed charges, CPE Resources	3.5x	3.0x	11.9x	5.0x	2.6x	2.1x

        For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations before income taxes and earnings from unconsolidated affiliates, (ii) net interest expense, including the portion of rents representative of an interest factor, (iii) amortization of debt issue costs and capitalized interest, (iv) distributions from equity investments and (v) capitalized interest. Fixed charges consist of net interest expense, amortization of debt issue costs and capitalized interest, and the portions of rents representative of an interest factor.

 DESCRIPTION OF THE CAPITAL STOCK

        References in this "Description of the Capital Stock" to "we," "us" and "our" are to CPE Inc.

General

        Our authorized capital stock consists of 200,000,000 shares of our common stock, $0.01 par value, and 20,000,000 shares of our preferred stock, $0.01 par value. As of September 30, 2011, there were 60,930,308 shares of common stock outstanding and no shares of preferred stock outstanding.

        The following description does not purport to be complete and is subject to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The descriptions are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws and to applicable law.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably only those dividends that the board of directors may from time to time declare, and we may pay, on our outstanding shares in the manner and upon the terms and conditions provided by law. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then-outstanding preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

        Our board of directors has the authority, without further action by the shareholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation.

Board of Directors

        Our board of directors is currently composed of seven members. Under our amended and restated certificate of incorporation, we are not able to have less than three or more than 15 board members. Our amended and restated certificate of incorporation authorizes our board to fix the number of its members. A vacancy or a newly created board position will be filled by our board of directors. A nominee for director will be elected, as a general matter, if the votes cast for the nominee's election exceed the votes cast against the nominee's election. In the event of a director nomination by a shareholder in accordance with our amended and restated bylaws, directors will be elected by a plurality of the votes cast. Under our board's policy, and absent a shareholder nomination, a director who fails to receive the required number of votes for re-election will be expected to tender his resignation for board consideration and any board nominee, or any board appointee filling a director vacancy or newly created directorship, is required to agree, prior to nomination, to tender his resignation for board consideration in the event of his failing to receive the requisite number of votes for re-election. Our amended and restated certificate of incorporation further provides that any director who is also an officer will cease to be qualified to be a director upon termination of employment by us for any reason, as of the date of the termination, and will cease to be a director.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

        Certain provisions included in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, and applicable provisions of the Delaware General Corporation Law (the "DGCL") may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

  Classified Board

        Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

  Size of Board and Vacancies

        Our amended and restated certificate of incorporation provides that the number of directors on our board of directors is fixed by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office will be filled solely by the vote of our remaining directors in office.

  No Cumulative Voting

        The DGCL provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

  Removal of Directors

        Our amended and restated certificate of incorporation provides that any director may be removed at any time at a meeting called for that purpose, but only for cause and only by the affirmative vote of at least two-thirds of the voting power of shares of our capital stock.

  Bylaw Amendments

        Our amended and restated bylaws provide that it may only be amended by our board of directors or upon the vote of holders of at least two-thirds of the voting power of shares of our capital stock.

  Calling of Special Meetings of Shareholders

        Our amended and restated bylaws provide that special meetings of our shareholders may be called for any purpose by the majority of our board or by the chairman of our board.

  Shareholder Action by Written Consent

        The DGCL permits shareholder action by written consent unless otherwise provided by the certificate of incorporation. Our amended and restated certificate of incorporation provides that our shareholders may not act by written consent.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Shareholders are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. In order to nominate directors to our board of directors or bring other business before an annual meeting of our stockholders, a stockholder's notice must be received by the Secretary of the Company at the principal executive offices of the Company not less than 90 calendar days before the first anniversary of the previous year's annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder's notice as described above.

  Majority Voting Policy

        Our board of directors has adopted a majority voting policy that provides that if none of our stockholders provides us written notice of an intention to nominate one or more candidates to compete with our board of directors' nominees, or if all stockholders have withdrawn such nominations prior to 10 days before we mail notice for our annual meeting, a nominee must receive more votes cast for that nominee than against that nominee to be elected or re-elected. If a director nominee fails to obtain the required votes, our board of directors will expect such director to tender his or her resignation.

  Amendments to Certificate of Incorporation and Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the following provisions may be amended by our stockholders only by a vote of at least two-thirds of the voting power of all of the outstanding shares of our stock entitled to vote:

  •
  the classification of our board of directors;

  •
  the removal of directors;

  •
  the limitation on shareholder action by written consent;

  •
  the limitation of directors' personal liability to us or our shareholders for breach of fiduciary duty as a director;

  •
  the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote; and

  •
  any provision in our bylaws, including the ability to call a Special Meeting of Shareholders being vested in our board of directors or the Chairman of our board.

  Undesignated Preferred Stock

        The authorization of our undesignated preferred stock will make it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

  Section 203 of the Delaware General Corporation Law

        We are not governed by Section 203 of the DGCL. Section 203 of the DGCL regulates corporate acquisitions and provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested shareholder unless:

  •
  prior to such time, the corporation's board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction which resulted in the shareholder becoming an "interested shareholder," the interested shareholder owned at least 85% of the corporation's outstanding voting stock at the time the transaction commenced, other than statutorily excluded shares; or

  •
  at or after the time a person became an interested shareholder, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested shareholder.

        The term "business combination" is defined to include mergers, asset sales and other transactions in which the interested shareholder receives or could receive a financial benefit on other than a pro rata basis with other shareholders.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  for transactions from which the director derived improper personal benefit.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

        Our common stock is traded on the New York Stock Exchange under the symbol "CLD." On September 30, 2011, the closing sales price for our common stock on the NYSE was $16.95 per share.

Transfer Agent and Registrar

        ComputerShare Trust Company, N.A. is the transfer agent and registrar for our common stock.

 DESCRIPTION OF THE DEBT SECURITIES

        Either CPE Resources or CPE Inc. may issue the debt securities offered hereby in one or more series. The following description sets forth the general terms and provisions that apply to those debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

        References in this "Description of the Debt Securities" to "Finance Corp." are to Cloud Peak Energy Finance Corp.; references to the "Parent Guarantor" apply only to debt securities issued by CPE Resources and they are to its parent company, CPE Inc.; references to the "Subsidiary Guarantors" are to any of the Subsidiaries of either CPE Resources or CPE Inc., as the case may be, that may guarantee any of the debt securities of its parent company; and references to the "Guarantors" of any series of debt securities include the Parent Guarantor, if it has guaranteed such series, and any Subsidiary Guarantors of that series. References to an "issuer" in relation to a particular series of debt securities are to the either CPE Resources or CPE Inc., depending upon which is the issuer of that series, and they also include Finance Corp. in relation to any series of debt securities of CPE Resources that Finance Corp. may co-issue. References to an "Indenture" refer to the particular Indenture under which a series of debt securities is issued. Other capitalized terms used in this description without definition have the meanings attributed to them in the applicable Indenture.

        Finance Corp. may be a co-issuer of any series of debt securities of CPE Resources but not CPE Inc. Finance Corp. is a direct, wholly-owned subsidiary of CPE Resources, and it has no material assets and no liabilities other than as co-issuer of certain of CPE Resources' debt securities. CPE Inc. may guarantee any series of debt securities that CPE Resources may issue, and CPE Resources may guarantee any series of debt securities that CPE Inc. may issue.

        The debt securities will be either senior debt securities or subordinated debt securities of the particular issuer. CPE Resources will issue its senior debt securities under an Indenture, among itself and Finance Corp., as issuers, CPE Inc., as Parent Guarantor, if applicable, any Subsidiary Guarantors party thereto and the Trustee. CPE Inc. will issue its senior debt securities under an Indenture, among itself, as issuer, any Subsidiary Guarantors party thereto and the Trustee. If either CPE Resources or CPE Inc. decides to issue subordinated debt securities, it will issue them under a separate Indenture containing subordination provisions. The term "Trustee" as used in this prospectus refers to the trustee under a particular Indenture of either CPE Resources or CPE Inc. The debt securities will be governed by the provisions of the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939. You should read the forms of the senior Indentures and the subordinated Indentures filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, will govern your rights as a holder of debt securities.

        Only holders of record of any debt securities will have rights under an Indenture.

        No Indenture will contain provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in the issuer's credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving the issuer. Accordingly, either CPE Resources or CPE Inc. could in the future enter into transactions that could increase the amount of its indebtedness outstanding at that time or otherwise adversely affect its capital structure or credit rating.

General

        Any series of debt securities that CPE Resources may issue will not be convertible into, or exchangeable for, any equity securities and:

  •
  will be its general obligations;

  •
  will be co-issued by Finance Corp. if so indicated in the prospectus supplement relating to such series;

  •
  may be guaranteed by CPE Inc. and may also be guaranteed by one or more Subsidiary Guarantors, and when so guaranteed, such guarantees will be each Guarantor's general obligations; and

  •
  may be subordinated to its Senior Indebtedness, and any guarantees of the Guarantors will be subordinated to their respective Senior Indebtedness.

        Any series of debt securities that CPE Inc. may issue:

  •
  will be its general obligations;

  •
  may be guaranteed by one or more Subsidiary Guarantors, including CPE Resources, and when so guaranteed, such guarantees will be each Guarantor's general obligations; and

  •
  may be subordinated to its Senior Indebtedness, and any guarantees of the Subsidiary Guarantors will be subordinated to their respective Senior Indebtedness.

        No Indenture will limit the total amount of debt securities that an issuer may issue thereunder. Each issuer may issue debt securities under an Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

Specific Terms of Each Series of Debt Securities to Be Described in the Prospectus Supplement

        The issuer will prepare a prospectus supplement and either a supplemental indenture or authorizing resolutions of its board of directors, set forth in an officers' certificate, relating to any series of debt securities that it may offer, which will include specific terms relating to some or all of the following:

  •
  whether, in the case of debt securities issued by CPE Resources, Finance Corp. will be a co-issuer of the debt securities;

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the currency or currencies in which principal and interest will be paid, if not in U.S. dollars;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions, in the case of debt securities issued by CPE Inc.;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate the issuer to repurchase or redeem the debt securities;

  •
  whether the debt securities are entitled to the benefits of any guarantees by any Guarantors;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

  •
  any changes to or additional Events of Default or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated Indenture; and

  •
  any other terms of the debt securities.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement also will describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At the option of the issuer, it may make interest payments by check mailed to the registered holders of its debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Debt securities may be transferred or exchanged at the office of the Trustee at the place in the United States identified in the applicable prospectus supplement, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds paid to the Trustee or a paying agent for amounts due on any debt securities that remain unclaimed for two years will be returned to the issuer, and the holders of the debt securities must look only to the issuer or any other obligor on such debt securities for payment after that time.

The Parent Guarantee of Debt Securities of CPE Resources

        Each issuer's payment obligations under any series of debt securities of CPE Resources may be fully and unconditionally guaranteed by CPE Inc., which will execute a notation of guarantee on such debt securities as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantee by CPE Inc.

        CPE Inc.'s guarantee of any series of senior debt securities of CPE Resources will be its unsecured and unsubordinated general obligation, and will rank on a parity with all of CPE Inc.'s other unsecured and unsubordinated indebtedness. With respect to a series of subordinated debt securities of CPE Resources that CPE Inc. guarantees, its guarantee will be subordinated to the Senior Indebtedness of CPE Inc. to substantially the same extent as the series of subordinated debt securities is subordinated to CPE Resources' senior debt. See "—Subordination."

The Subsidiary Guarantees

        Each issuer's payment obligations under any series of debt securities of either CPE Resources or CPE Inc. may be jointly and severally, fully and unconditionally guaranteed by one or more Subsidiary Guarantors, including CPE Resources in the case of any series of debt securities of CPE Inc. Any Subsidiary Guarantors for a series of debt securities will be identified in the prospectus supplement relating to that series. If a series of debt securities is so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee on such debt securities as further evidence of their guarantee. If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to the Senior Indebtedness of the issuer, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to such issuer's Senior Indebtedness. See "—Subordination."

Limitations on Guarantees; Releases

        The obligations of each of the Parent Guarantor and any Subsidiary Guarantors under its guarantee of any series of debt securities will be limited to the maximum amount that will not result in its obligations under its guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

  •
  all other contingent and fixed liabilities of the Guarantor; and

  •
  any collections from or payments made by or on behalf of any other Guarantors in respect of its obligations under its guarantee.

        Any guarantee of the Parent Guarantor or a Subsidiary Guarantor may be released under certain circumstances. If an issuer exercises its legal defeasance option with respect to its debt securities of a particular series, or it satisfies and discharges all obligations under the governing Indenture with respect to that series, in either case as described below under "—Defeasance; Satisfaction and Discharge," then the guarantees of each Guarantor will be released with respect to that series. Further, if no Default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, each Guarantor will be unconditionally released and discharged from its guarantee:

  •
  in the case of a Subsidiary Guarantor, automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any Person that is not the issuer's Affiliate, of a sufficient amount of the issuer's direct or indirect partnership or other equity interests in the Subsidiary Guarantor so that it no longer qualifies under the Indenture as a Subsidiary of the issuer;

  •
  in the case of a Subsidiary Guarantor, automatically upon the merger of the Subsidiary Guarantor into the issuer, the Parent Guarantor (in the case of debt securities of CPE Resources) or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor;

  •
  in the case of the Parent Guarantor of a series of debt securities of CPE Resources, automatically upon the merger of the Parent Guarantor into CPE Resources or any Subsidiary Guarantor, or the liquidation or dissolution of the Parent Guarantor; or

  •
  in the case of a Subsidiary Guarantor, following delivery of a written notice by the issuer to the Trustee of the release of all guarantees by the Subsidiary Guarantor of any debt of such issuer for borrowed money or for a guarantee thereof, other than any series of debt securities, and except a release as a result of payment under such guarantees.

Specific Covenants

        Each Indenture will contain the following covenants for the benefit of the holders of all series of debt securities issued thereunder:

  Reports

        So long as any debt securities are outstanding, CPE Inc. (or CPE Resources, if it is an issuer of such debt securities and CPE Inc. is not a Guarantor) will:

  •
  for as long as it is required to file information with the SEC pursuant to the Exchange Act, deliver to the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act; and

  •
  if it is not required to file information, documents or reports with the SEC pursuant to the Exchange Act, deliver to the Trustee, within 15 days after it would have been required to file with the SEC, financial statements (and with respect to annual financial statements, an auditors' report by a firm of established national reputation) and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to include in such annual reports, information, documents or other reports had it been subject to the reporting requirements of the Exchange Act, unless the SEC will not accept such a filing.

The availability of the foregoing information, documents or reports on the SEC's or the issuer's website will be deemed to satisfy the foregoing delivery requirements.

  Consolidation, Merger or Sale

        No issuer may merge or consolidate with or into any other Person or sell, convey, lease, transfer or otherwise dispose of all or substantially all of its assets to any Person, whether in a single transaction or series of related transactions, unless:

  •
  such issuer is the continuing Person in the case of a merger, or the continuing Person:

  •
  is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

  •
  expressly assumes, by supplemental indenture in form satisfactory to the Trustee, all the issuer's obligations under the Indenture and the debt securities;

  •
  immediately after giving effect to the transaction or series of transactions, no Default or Event of Default would occur or be continuing;

  •
  if such issuer is not the continuing Person, then each Guarantor, unless it is the Person with which the issuer has consummated a transaction under this provision, has confirmed that its guarantee of the debt securities of the issuer shall continue to apply to the issuer's obligations under such debt securities and the applicable Indenture; and

  •
  such issuer has delivered to the Trustee an officers' certificate and opinion of counsel, each stating that the merger, consolidation, sale, conveyance, lease, transfer or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the Indenture.

        Thereafter, the continuing Person will be substituted for the issuer under the Indenture. If the issuer not the continuing Person in any merger or consolidation, or it sells or otherwise disposes of (except by lease) all or substantially all of its assets, and the above stated requirements are satisfied, the issuer will be released from all its liabilities and obligations under the applicable Indenture and debt securities.

        If Finance Corp. co-issues a series of debt securities of CPE Resources, then this same covenant will apply equally to it in relation to that series, except that Finance Corp. may not merge or consolidate with or into another Person other than a corporation for so long as CPE Resources is not organized as a corporation.

        A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Default

  Events of Default

        Each of the following events will be an "Event of Default" under each Indenture with respect to a series of debt securities issued thereunder:

  •
  default in any payment of interest on any debt securities of that series when due that continues for 30 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by the issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture or any board resolution authorizing the issuance of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of the issuer or any Guarantor;

  •
  the guarantee of any Guarantor:

  •
  ceases to be in full force and effect, except as otherwise provided in the Indenture; or

  •
  is declared null and void in a judicial proceeding;

  •
  any Guarantor denies or disaffirms its obligations under such Indenture or its guarantee; or

  •
  any other Event of Default provided with respect to such series of Debt Securities.

  Exercise of Remedies

        If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

        A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify the issuer and any Guarantor of the default and such default is not cured or waived within 60 days after receipt of notice.

        The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series but only if:

  •
  rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

  •
  all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that has become due solely by the declaration of acceleration.

        The Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due on its debt securities, unless:

  •
  such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

  •
  such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

  •
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

        The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

  •
  conflicts with law;

  •
  the Trustee determines is unduly prejudicial to the rights of any other holder; or

  •
  would involve the Trustee in personal liability.

  Notice of an Event of Default

        Within 30 days after the occurrence of any Default (meaning an event that is, or after the notice or passage of time would be, an Event of Default) or Event of Default under an Indenture, the issuer is required to give written notice to the Trustee specifying the Default or Event of Default and what action the issuer is taking or proposes to take to cure it. In addition, the issuer under each Indenture is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating that each obligor on the debt securities outstanding under such Indenture has complied with all covenants contained in the Indenture, whether any Default or Event of Default has occurred and is continuing, and if so, what action the issuer is taking or proposes to take.

        If a Default occurs and is continuing under any Indenture with respect to any series of debt securities and is known to the Trustee, the Trustee must mail to each holder of such debt securities a notice of the Default by the later of 90 days after the Default occurs or 30 days after the Trustee knows of the Default. Except in the case of a Default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

        An issuer may amend an Indenture without the consent of any holder of debt securities outstanding thereunder to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  provide for the assumption by a successor of such issuer's obligations under the Indenture;

  •
  add any Guarantor with respect to the debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness;

  •
  add any additional Events of Default or covenants for the benefit of the holders or surrender any right or power conferred upon the issuer or any Guarantor;

  •
  make any change that does not adversely affect the rights of any holder under the Indenture;

  •
  add or appoint a successor or separate Trustee;

  •
  secure the debt securities;

  •
  comply with any requirement of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act; or

  •
  establish the form or terms of debt securities of any series to be issued under such Indenture.

        In addition, an issuer may amend an Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under such Indenture consent to it. Such issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

  •
  reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt security;

  •
  reduce the principal of or extend the stated maturity of any debt security;

  •
  reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

  •
  make any debt security payable in other than U.S. dollars;

  •
  impair the right of any holder to receive any payment of principal, premium, if any, or interest with respect to such holder's debt securities on or after the applicable due date;

  •
  impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under such provisions;

  •
  release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

  •
  make any change in the amendment provisions that require each holder's consent;

  •
  make any change in the waiver provisions; or

  •
  except as provided in the Indenture, release any Guarantor in any manner adverse to the holders.

        In the case of any subordinated debt security, no amendment may be made that adversely affects the rights of any holder of Senior Indebtedness then outstanding, unless the holders of such Senior Indebtedness consent to the amendment.

        The consent of the holders is not necessary under an Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an Indenture requiring the consent of the holders becomes effective, the issuer is required to mail to all holders of each series affected by it a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

        The holders of a majority in principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

  •
  compliance by the issuer or any Guarantor with certain restrictive provisions of the Indenture; and

  •
  any past Default or Event of Default under the Indenture except that such majority of holders may not waive a default:

  •
  in the payment of principal, premium, if any, or interest; or

  •
  in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance; Satisfaction and Discharge

        At any time, an issuer may terminate, with respect to its debt securities of a particular series, all of the obligations of such issuer or any Guarantor under such series of debt securities and the related Indenture, which is called a "legal defeasance." If an issuer decides to make a legal defeasance, however, it may not terminate certain specified obligations respecting that series of debt securities, including those obligations:

  •
  relating to the defeasance trust;

  •
  to register the transfer or exchange of the debt securities;

  •
  to replace mutilated, destroyed, lost or stolen debt securities of that series; or

  •
  to maintain a registrar and paying agent in respect of the debt securities.

        If an issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

        At any time an issuer may also effect a "covenant defeasance," which means the issuer has elected to terminate its obligations and those of any Guarantor under: certain covenants applicable to a particular series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement; and any Event of Default that relates to any deferred covenant.

        An issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If an issuer exercises its legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If it exercises its covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default relating to a defeased covenant.

        In order to exercise either defeasance option, an issuer must:

  •
  irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the applicable series of debt securities to redemption or stated maturity, as the case may be;

  •
  comply with certain other conditions, including that no Default with respect to that series has occurred and is continuing after the deposit in trust; and

  •
  deliver to the Trustee an opinion of counsel to the effect that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

        In addition, an issuer may satisfy and discharge all of the obligations under the Indenture of such issuer and any Guarantor with respect to the debt securities of a particular series, other than its obligation to register the transfer of and exchange debt securities of that series, provided that:

  •
  such issuer delivers all outstanding debt securities of that series to the Trustee for cancellation; or

  •
  all debt securities of that series not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point the issuer has irrevocably deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of the debt securities of that series, including interest and premium, if any, to the stated maturity or applicable redemption date.

No Personal Liability

        The managers, directors, officers, employees, incorporators, members, partners and stockholders of the issuers and any Guarantor, as such, will not be liable for:

  •
  any of the obligations of the issuers or any Guarantor under the debt securities, the Indentures or the guarantees; or

  •
  any claim based on, in respect of, or by reason of, such obligations or their creation.

        By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Subordination

        Debt securities of a series may be subordinated to an issuer's "Senior Indebtedness," which each subordinated Indenture defines generally to include any obligation created or assumed by the issuer for the repayment of borrowed money and any guarantee thereof, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities or to other obligations which rank equally in right of payment with or are expressly subordinated to the debt securities. If any series of the debt securities of an issuer is subordinated to its Senior Indebtedness, then any guarantee of such debt securities will be subordinated to each Guarantor's Senior Indebtedness in the same manner.

        Subordinated debt securities of an issuer and the related guarantees will be subordinated in right of payment, to the extent and in the manner set forth in the applicable subordinated Indenture and described in the prospectus supplement relating to such series, to the prior payment of all of indebtedness of such issuer and that of any Guarantor that is designated as "Senior Indebtedness" with respect to the series.

        The holders of Senior Indebtedness of an issuer or any Guarantor will receive payment in full in cash of such Senior Indebtedness before holders of subordinated debt securities of such issuer will receive any payment of principal, premium or interest with respect to such subordinated debt securities upon any payment or distribution of the assets of such issuer or any Guarantor's assets, to creditors:

  •
  upon a liquidation or dissolution of such issuer or Guarantor; or

  •
  in a bankruptcy, receivership or similar proceeding relating to such issuer or Guarantor.

        Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive capital stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

        If any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, no issuer or Guarantor may:

  •
  make any payments of principal, premium, if any, or interest with respect to any subordinated debt securities of such issuer;

  •
  make any deposit for the purpose of defeasance or discharge of the subordinated debt securities; or

  •
  repurchase, redeem or otherwise retire the subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, the issuer may deliver subordinated debt securities to the Trustee in satisfaction of a sinking fund obligation, unless, in any case:

  •
  the default has been cured or waived and any declaration of acceleration has been rescinded;

  •
  the Senior Indebtedness has been paid in full in cash; or

  •
  the issuer and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."

Generally, "Designated Senior Indebtedness" will include:

  •
  any specified issue of Senior Indebtedness of at least $10 million; and

  •
  any other Senior Indebtedness that the issuer may designate in respect of any series of subordinated debt securities.

        During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice (other than any notice required to effect such acceleration), or the expiration of any applicable grace periods, no payment may be made on the subordinated debt securities or any related guarantee for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by the issuer and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

        The Payment Blockage Period may be terminated before its expiration:

  •
  by written notice from the Person or Persons who gave the Blockage Notice;

  •
  by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

  •
  if the default giving rise to the Payment Blockage Period is no longer continuing.

        Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, payments may resume on the subordinated debt securities after the expiration of the Payment Blockage Period.

        Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days. No default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period by the representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

        After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        As a result of the subordination provisions described above, in the event of insolvency of an issuer or Guarantor, the holders of its Senior Indebtedness, as well as certain of its general creditors, may recover more, ratably, than the holders of the issuer's subordinated debt securities.

Book Entry, Delivery and Form

        CPE Resources and CPE Inc. may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. The Depository Trust Company, or "DTC," will act as depositary. If either issuer issues debt securities of a series in book-entry form, it will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

        DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

        DTC advises that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the United States Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

        DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of its participants and by, among other institutions, the Financial Industry Regulatory Authority, Inc. The rules that apply to DTC and its participants are on file with the SEC.

        DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        Each issuer of a series of debt securities will wire principal, premium, if any, and interest payments due on the global securities representing that series to DTC's nominee, Cede & Co. Each issuer, any Guarantor, the Trustee and any paying agent will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, each issuer, any Guarantor, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal, premium or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

        Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or any other person.

        Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by such issuer within 90 days; or

  •
  the issuer determines, subject to DTC's rules, not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of its decision.

The Trustee

        The prospectus supplement relating to a particular series of debt securities will identify the Trustee with respect to such series. Any issuer or Guarantor may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee under any Indenture may own debt securities issued under that Indenture.

  Resignation or Removal of Trustee

        If the Trustee under a particular Indenture has or acquires a conflicting interest within the meaning of the Trust Indenture Act after a Default under such Indenture has occurred and is continuing, the Trustee must eliminate its conflicting interest, obtain the consent of the SEC to continue or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. Any resignation will require the appointment of a successor trustee under the Indenture in accordance with the terms and conditions of such Indenture.

        The Trustee may resign or be removed by the issuer with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

  Limitations on Trustee if It is a Creditor

        Each Indenture will limit the right of the Trustee thereunder, in the event that it becomes a creditor of the issuer or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Certificate and Opinions to Be Furnished to Trustee

        Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the Indenture, every application by an issuer for action by the Trustee must be accompanied by a certificate of certain of its officers and an opinion of counsel (who may be counsel to the issuer) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with.

Governing Law

        The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

 DESCRIPTION OF THE WARRANTS

        References in this "Description of the Warrants" to "we," "us" and "our" are to CPE Inc.

General Description of Warrants

        We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

        The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the debt securities that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

  •
  if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

  •
  the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  whether the warrants represented by the warrant certificates or the debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  •
  information relating to book-entry procedures, if any;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  anti-dilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants;

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  •
  any other information we think is important about the warrants.

Stock Warrants

        The prospectus supplement relating to a particular issue of warrants to purchase common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the common stock or preferred stock that maybe purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  •
  the dates on which the right to exercise the warrants commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  anti-dilution provisions of the warrants, if any;

  •
  redemption or call provisions, if any, applicable to the warrants;

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  •
  any other information we think is important about the warrants.

Exercise of Warrants

        Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

        Until you exercise your warrants to purchase our debt securities, preferred stock or common stock, you will not have any rights as a holder of our debt securities, preferred stock or common stock, as the case may be, by virtue of your ownership of warrants.

 DESCRIPTION OF THE RIGHTS

        References in this "Description of the Rights" to "we," "us" and "our" are to CPE Inc.

        We may issue rights to purchase debt securities, preferred stock, common stock or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

        Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

        The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

  •
  the date of determining the stockholders entitled to the rights distribution;

  •
  the number of rights issued or to be issued to each stockholder;

  •
  the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the rights;

  •
  the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each right;

  •
  the extent to which the rights are transferable;

  •
  the date on which the holder's ability to exercise the rights shall commence, and the date on which the rights shall expire;

  •
  the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

  •
  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;

  •
  any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights; and

  •
  any other information we think is important about the rights.

        The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

 DESCRIPTION OF THE UNITS

        References in this "Description of the Units" to "we," "us" and "our" are to CPE Inc.

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

  •
  the designation and terms of the units and the securities included in the units;

  •
  any provision for the issuance, payment, settlement, transfer or exchange of the units;

  •
  the date, if any, on and after which the units may be transferable separately;

  •
  whether we will apply to have the units traded on a securities exchange or securities quotation system;

  •
  any material United States federal income tax consequences;

  •
  how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities; and

  •
  any other information we think is important about the units.

 DESCRIPTION OF THE DEPOSITARY SHARES

        References in this "Description of the Depositary Shares" to "we," "us" and "our" are to CPE Inc.

General

        We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank depositary. The phrase "bank depositary" means a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

        We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

        If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

        If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by such holder's depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution has been distributed to the holders of depositary shares.

Charges of Bank Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

        Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

        The bank depositary will forward to holders of depositary shares all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

        Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of their respective duties under the depositary agreement, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

        The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

 DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        References in this "Description of the Stock Purchase Contracts and Stock Purchase Units" to "we," "us" and "our" are to CPE Inc.

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us and contracts obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to in this prospectus as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

        The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

  •
  if applicable, a discussion of material United States federal income tax considerations; and

  •
  any other information we think is important about the stock purchase contracts or the stock purchase units.

 PLAN OF DISTRIBUTION

        We may sell or distribute the securities offered by this prospectus in one or more of the following ways:

  •
  through underwriters or dealers;

  •
  through agents

  •
  directly to purchasers;

  •
  in "at the market offerings" to or through a market maker or into an existing trading market, or a securities exchange or otherwise;

  •
  in transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions; or

  •
  through a combination of any of these methods of sale.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        In addition, we may sell some or all of the securities included in this prospectus through:

  •
  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  •
  privately negotiated transactions.

        In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

  •
  enter into transactions involving short sales of the common shares by broker-dealers;

  •
  sell common shares short and redeliver the shares to close out short positions;

  •
  enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

  •
  loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        There is currently no market for any of the securities included in this prospectus, other than the shares of common stock listed on the New York Stock Exchange. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for listing any such other securities on any securities exchange; any such listing with respect to any particular of such other securities will be described in the applicable prospectus supplement.

        We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

        At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time-to-time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time-to-time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        We may also sell the securities through agents designated from time-to-time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

        Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

        If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market.

        We will bear costs relating to all of the securities being registered under the registration statement of which this prospectus forms a part.

        Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

        Pursuant to a requirement by the Financial Industry Regulatory Authority (the "FINRA"), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

        If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or its affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

LEGAL

        Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P, New York, New York, as our counsel. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

        The financial statements of CPE Inc. and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of CPE Resources incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Certain estimates of our coal reserves incorporated in this prospectus from CPE Inc.'s and CPE Resources' Annual Reports on Form 10-K for the fiscal year ended December 31, 2010, were based upon a report prepared by John T. Boyd Company, mining and geological consultants, relating to certain coal reserves and resources information for our Powder River Basin properties. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

$200,000,000 6.375% SENIOR NOTES DUE 2024

CLOUD PEAK ENERGY RESOURCES LLC
CLOUD PEAK ENERGY FINANCE CORP.

Joint Book-Running Managers

Goldman, Sachs & Co.
RBC Capital Markets
J.P. Morgan
Credit Suisse
Deutsche Bank Securities
Credit Agricole CIB
Wells Fargo Securities

Senior Co-Managers

BB&T Capital Markets
Comerica Securities
PNC Capital Markets LLC
Stifel